Exhibit 10.4

EXECUTION VERSION

CONTRIBUTION AGREEMENT

between

QUICKSILVER RESOURCES INC.

and

BREITBURN OPERATING L.P.

Dated as of September 11, 2007

i

EXHIBITS

Exhibit A-1	Wells
Exhibit A-2	Oil, Gas & Mineral Leases- HBP
Exhibit A-3	Oil, Gas & Mineral Leases- Undeveloped
Exhibit A-4	Fixed Facilities and Gas Pipeline Systems
Exhibit A-5	Real Property Interests
Exhibit A-6	Office and Storage Leases
Exhibit B	Excluded Assets
Exhibit C-1	Form of Asset Assignment
Exhibit C-2	Form of Venture Interest Assignment
Exhibit D	Tax Allocated Values
Exhibit E	Transition Services Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Tax Opinion

SCHEDULES

Schedule K-B	Knowledge (BreitBurn)
Schedule K-Q	Knowledge (Quicksilver)
Schedule 1.1	Audits
Schedule 3.4	Burdens on Equity Interests
Schedule 4.1	Equity Interests of Acquired Companies
Schedule 4.3(a)	Governmental Approvals; Consents
Schedule 4.3(b)	Actions
Schedule 4.4	Financial Statements
Schedule 4.6	No Undisclosed Liabilities
Schedule 4.7	Absence of Changes
Schedule 4.8	Disclosed Contracts
Schedule 4.9	Litigation
Schedule 4.10	Compliance with Laws
Schedule 4.11	Tax Matters
Schedule 4.12	Business Employees
Schedule 4.12(a)	Business Employee Agreements
Schedule 4.13	Environmental Matters
Schedule 4.15	Insurance
Schedule 4.16	Bank Accounts
Schedule 4.17	Officers and Directors
Schedule 4.18(a)	Oil and Gas Allowables
Schedule 4.18(b)	Take or Pay
Schedule 4.18(c)	Production Sales Contracts
Schedule 4.18(d)	Imbalances
Schedule 4.19	Certain Gathering Facilities
Schedule 5.4(a)	Governmental Approvals, Consents (BreitBurn)
Schedule 5.4(b)	Actions (BreitBurn)
Schedule 5.10(c)	BreitBurn Parent Obligations

v

Schedule 5.10(d)	Liens on BreitBurn Parent Subsidiaries’ Equity Interests
Schedule 6.1	Operation of the Business
Schedule 6.7(a)	Inter-Company Transactions
Schedule 6.8	Guarantees & Bonds
Schedule 6.12(a)	Preliminary Allocated Values

CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of September 11, 2007 (hereinafter this “Agreement”), is made by and between Quicksilver Resources Inc., a Delaware corporation (“Quicksilver”), and BreitBurn Operating L.P., a Delaware limited partnership (“BreitBurn”). Quicksilver and BreitBurn are sometimes collectively referred to herein as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS, Quicksilver owns 100% of all of the issued and outstanding capital stock of (i) Terra Energy Ltd., a Michigan corporation (“Terra”), (ii) GTG Pipeline Corporation, a Virginia corporation (“GTG”), and (iii) Mercury Michigan, Inc., a Michigan corporation (“Mercury”);

WHEREAS, Quicksilver owns (i) an undivided 50% of the limited liability company interests of Beaver Creek Pipeline, L.L.C., a Michigan limited liability company (“Beaver Creek”), and the remaining 50% of the limited liability company interest of Beaver Creek is owned by Mercury, and (ii) a 5.5385% limited partnership interest of Wilderness - Chester Gas Processing LP, a Michigan limited partnership (“WCGP”); and the capital stock of Terra, GTG, and Mercury owned by Quicksilver, together with Quicksilver’s limited liability company interest in Beaver Creek and its limited partnership interest of WCGP, are collectively referred to herein as the “Equity Interests”;

WHEREAS, Quicksilver also owns the QRI Assets (as hereinafter defined); and

WHEREAS, Quicksilver desires to contribute to BreitBurn, and BreitBurn desires to acquire from Quicksilver, subject to and in accordance with the terms hereof, the Equity Interests and all of Quicksilver’s right, title and interest in and to the QRI Assets, as hereinafter defined (collectively, the “Interests”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Certain Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Acquired Assets” shall mean and include, collectively, the following (excluding any Excluded Assets):

(a)                                  all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to the oil, gas and/or mineral leases, leasehold interests, mineral fee interests, royalty and overriding royalty interests (“O&G Interests”), described on Exhibits A-2 and A-3 (with Exhibit A-2 being those leases currently being held by production, and Exhibit A-3 being those leases that are currently undeveloped), together with any rights and interests of Quicksilver and its Affiliates (including the Acquired Companies) attributable or allocable to any of the foregoing interests by virtue of any pooling, unitization, communitization, operating or other agreements, and in and to any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described in Exhibits A-2 or A-3 (individually, an “Oil and Gas Property”, and collectively, the “Oil and Gas Properties”); and without limitation to the above, it is the intention of Quicksilver that the Oil and Gas Properties include all O&G Interests owned directly by Quicksilver and its Affiliates (including the Acquired Companies) which are located in the States of Michigan, Kentucky and Indiana, whether or not described on Exhibits A-2 and A-3;

(b)                                 all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all wells located on, allocable to or attributable to the Oil and Gas Properties, including, without limitation, those oil and gas wells, wellbores, water wells, CO2 wells and injection wells described on Exhibit A-1 (individually, a “Well”, and collectively, the “Wells”), and without limitation to the above, it is the intention of Quicksilver that the Wells include all of such interests owned directly by Quicksilver and its Affiliates (including the Acquired Companies) in wells located on, allocable to or attributable to the Oil and Gas Properties which are located in the States of Michigan, Kentucky and Indiana, whether or not described on Exhibit A-1;

(c)                                  all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to the Fixed Facilities;

(d)                                 all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all materials, supplies, inventories, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all casing, wellhead equipment, pumping units, tanks, vehicles, and other equipment), which are located on, allocable to, or directly and primarily used by Quicksilver or its Affiliates (including the Acquired Companies) in connection with the ownership, operation, development, or maintenance of the Fixed Facilities, Oil and Gas Properties, Wells, Real Property Interests, Office and Storage Leases or the Hydrocarbons (collectively, the “Personal Property”);

(e)                                  all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all contracts and agreements allocable or attributable or directly relating to the Fixed Facilities, Oil and Gas Properties, Wells, Real Property Interests, Office and Storage Leases, the Personal Property or the Hydrocarbons, including, but not limited to, production sales contracts, joint operating agreements, unit agreements, pooling agreements, area of mutual interest agreements, farmout agreements, farmin agreements, joint venture agreements, participation agreements, exploration agreements, processing agreements, transportation agreements, gathering agreements, balancing agreements, storage agreements, platform sharing agreements, and other contracts and agreements (collectively, the “Contracts”); provided, however, Contracts shall not include any O&G Interests;

(f)                                    all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all other real property interests located in the States of Michigan, Kentucky and Indiana (other than Oil and Gas Properties, Fixed Facilities and Office and Storage Leases), together with all rights of way, easements, surface leases, permits, licenses, servitudes, and other rights of surface use located in the States of Michigan, Kentucky and Indiana attributable to or used in connection with the ownership and operation of the Fixed Facilities, Oil and Gas Properties, Wells, Office and Storage Leases, the Personal Property, or the Hydrocarbons, including those as may be described on Exhibit A-5 (collectively, the “Real Property Interests”);

(g)                                 all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all office and storage leases used in connection with the Fixed Facilities, Oil and Gas Properties, Wells, Real Property Interests or the Personal Property, that are described on Exhibit A-6 (collectively, the “Office and Storage Leases”);

(h)                                 all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and all other liquid or gaseous hydrocarbons allocable to the Wells, Oil and Gas Properties and Fixed Facilities produced, saved and marketed on and after the Effective Time, together with all Imbalances attributable to the QRI Assets (collectively, the “Hydrocarbons”); and

(i)                                     all of the rights, titles and interests of Quicksilver and its Affiliates (including the Acquired Companies) in and to all seismic data and seismic surveys owned by Quicksilver or the Acquired Companies that cover the Oil and Gas Properties (“Owned Seismic”); provided, however, that to the extent any such data or surveys are licensed from third parties and will require licensor approval or the payment of a transfer fee in connection with the transactions contemplated herein, Quicksilver shall use commercially reasonable efforts to assist BreitBurn in securing a transfer to BreitBurn at Closing thereof (but BreitBurn shall be solely responsible for any and all fees and costs relating to any approval or transfer).

“Acquired Companies” shall mean Terra, GTG, Mercury and Beaver Creek. The term “Acquired Companies” shall also include the limited liability companies into which Terra, GTG and Mercury merge as contemplated in Section 10.5.

“Acquired Company Liabilities” shall mean all the liabilities that are treated as being assumed by Breitburn Parent for United States federal income Tax purposes at the Closing.

“Action” shall mean any claim, action, litigation, suit, arbitration, other legal or administrative proceeding or investigation by or before any Governmental Entity or arbitrator.

“Additional Cash Consideration” has the meaning specified in Section 2.1(b)(ii).

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the first mentioned Person. For avoidance of doubt, Pennsylvania Avenue Limited Partnership shall not be considered to be an Affiliate of Quicksilver.

“Affiliate Agreements” shall mean any Contracts between Quicksilver or any of its Affiliates (other than any of the Transferred Companies), on the one hand, and any of the Transferred Companies, on the other.

“Aggregate Deductible” shall mean an amount equal to $30,000,000.

“Aggregate Indemnity Cap” shall have the meaning specified in Section 9.2(b)(v).

“Agreement” shall have the meaning specified in the Preamble.

“Asset Assignments” shall mean the one or more forms of assignment and bill of sale, transferring the QRI Assets to BreitBurn, acknowledging BreitBurn’s assumption of the Assumed Liabilities, acknowledging that it is being made expressly subject to this Agreement, and otherwise in substantially the form attached hereto as Exhibit C-1.

“Assumed Liabilities” shall have the meaning specified in Section 2.9.

“Audited Special Financial Statements” shall have the meaning specified in Section 6.15(c).

“Beaver Creek” shall have the meaning specified in the Recitals.

“Bonds” shall have the meaning specified in Section 6.8.

“Books and Records” shall have the meaning specified in Section 6.4(b).

 “BreitBurn” shall have the meaning specified in the Preamble.

“BreitBurn Employer” shall have the meaning specified in Section 6.5(a).

“BreitBurn Indemnified Parties” shall have the meaning specified in Section 9.2(a).

“BreitBurn Parent” shall mean BreitBurn Energy Partners L.P., a Delaware limited partnership.

“BreitBurn Parent Financial Statements” shall have the meaning specified in Section 5.11.

“BreitBurn Parent SEC Documents” shall have the meaning specified in Section 5.11.

“Business” shall mean both: (a) the ownership and operation by Quicksilver of the QRI Assets, as currently owned and operated by Quicksilver, and (b) the business and operations of each of the Transferred Companies, as currently conducted by such Transferred Companies.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day banks in the State of New York are authorized or required to be closed.

“Business Employee” shall mean any individual who is an employee of Quicksilver whose employment relates primarily to the Business or to Quicksilver’s ownership of the Transferred Companies, insofar as such employees are identified on Schedule 4.12.

“Cash Consideration” shall have the meaning specified in Section 2.1(b)(ii).

“Claim Notice” shall have the meaning specified in Section 9.1(b).

“Closing” shall have the meaning specified in Section 2.10.

“Closing Cash” shall have the meaning specified in Section 2.5(c).

“Closing Date” shall have the meaning specified in Section 2.10.

“Closing Date Consideration” shall have the meaning specified in Section 2.1(b).

“Closing Net Working Capital” shall have the meaning specified in Section 2.5(c).

“Closing Consideration Allocation Schedule” shall have the meaning specified in Section 10.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning specified in the Partnership Agreement.

“Competing Transaction” shall have the meaning specified in Section 6.18.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of July 9, 2007, between Quicksilver and BreitBurn.

“Consideration Allocation” shall have the meaning specified in Section 10.4.

“Contracts” shall have the meaning specified in the definition of “Acquired Assets.”

“Contributed Assets” shall have the meaning specified in Section 10.4.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversions” shall have the meaning specified in Section 10.5.

“Cure Period” shall have the meaning specified in Section 6.12(c).

“Current Assets” as of a specified date shall mean the current assets of the Transferred Companies, as would be reflected on a consolidated balance sheet as of such date, as determined under GAAP, but excluding (a) cash and cash equivalents, (b) inter-company accounts between the Transferred Companies, on the one hand, and Quicksilver or its Affiliates (other than the Transferred Companies), on the other (as such inter-company accounts are to be rendered zero as of Closing, in accordance with the provisions of Section 6.7), (c) insurance proceeds receivable with respect to any casualty event or loss incurred before, on or after the date hereof and prior to the Effective Time, (d) any prepayments of income taxes and other assets relating to the payment of income taxes, and (e) any Imbalances.

“Current Liabilities” as of a specified date shall mean the current liabilities of the Transferred Companies, as would be reflected on a consolidated balance sheet as of such date as determined under GAAP, but excluding (a) inter-company accounts between the Transferred Companies, on the one hand, and Quicksilver or its Affiliates (other than the Transferred Companies), on the other, (b) any current inter-company liabilities eliminated at Closing pursuant to Section 6.7, (c) any liabilities for Taxes, and (d) any Imbalances.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Entities (or railroads and public utilities who may have granted easements or permits relating to the Business) for the assignment of the Interests to BreitBurn that are customarily obtained after the assignment of properties similar to the Interests.

“Damages” shall mean any and all actual damages relating to any demands, claims, lawsuits, proceedings, arbitrations, investigations and other Actions, causes of action, judgments, injunctions, awards, settlements, obligations, losses, liabilities, costs and expenses, including reasonable attorney fees, court costs, investigative and preparation expenses and other documented out of pocket expenses incurred in connection with any of the foregoing.

“Defensible Title” shall mean, subject to any Permitted Liens, title of Quicksilver or its Affiliates (including the Acquired Companies), in the aggregate, that:

(a)                                  with respect to each Well or well location (or the specified zone(s) therein) identified on Exhibit A-1, entitles Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, to receive without reduction, suspension or termination throughout the productive life of such Well or well location not less than the Net Revenue Interest shown in Exhibit A-1 therefor, except for (i) decreases in connection with those operations in which Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, is a non-consenting or non-participating co-owner, (ii) decreases resulting from the establishment or amendment of pools or units, (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) effects of reaching payout status, and (v) as otherwise reflected or disclosed in Exhibit A-1;

(b)                                 with respect to each Well or well location (or the specified zone(s) therein) identified on Exhibit A-1, obligates Quicksilver and any of its Affiliates (including the Acquired

Companies), in the aggregate, to bear a Working Interest that is not greater than that shown therefor in Exhibit A-1, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases in connection with those operations in which Quicksilver or its Affiliates (including the Acquired Companies), as the case may be, is a consenting or participating co-owner and one or more other working interest owners are non-consenting or non-participating co-owners, (iii) increases resulting from the establishment or amendment of pools or units, (iv) effects of reaching payout status, (v) increases to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest (or the specified zone(s) therein), and (vi) as otherwise reflected or disclosed in Exhibit A-1;

(c)                                  with respect to the Wells and well locations described in subparagraphs (a) and (b) above, is free and clear of any Liens, other than Permitted Liens or as otherwise reflected or disclosed in Exhibits A-1 through A-3; or

(d)                                 with respect to Acquired Assets other than the Wells, well locations and Oil and Gas Properties, is defensible and free and clear of any Liens, other than with regard to Permitted Liens or as otherwise reflected or disclosed in Exhibits A-4 through A-6.

“Delaware LLC Act” shall have the meaning specified in Section 5.10(d).

“Delaware LP Act” shall have the meaning specified in Section 5.10(b).

“De Minimis BreitBurn Losses” shall have the meaning specified in Section 9.2(b)(ii).

“Deposit” shall have the meaning specified in Section 2.2(a).

“Designated Employees” shall have the meaning specified in Section 6.5(a).

“Disclosed Contract” and “Disclosed Contracts” shall each have the meaning specified in Section 4.8(a).

“Disclosure Schedules” shall have the meaning specified in Section 6.9(a).

“Dispute Notice” shall have the meaning specified in Section 2.5(c).

“Effective Time” shall mean 7:00 a.m. (Eastern Time) on the Closing Date.

“End User Contracts” shall have the meaning specified in Section 6.23(a).

“Environmental Assessment” shall have the meaning specified in Section 6.14(a).

“Environmental Condition” shall mean (a) a condition existing prior to the Closing Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Acquired Assets or the assets of WCGP to not be in compliance with any Environmental Laws or (b) the extent to which the operation of any Acquired Assets or the Business results in any environmental pollution, contamination, degradation, or damage to property such that remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” shall have the meaning specified in Section 6.14(b)(i).

“Environmental Defect Amount” shall have the meaning specified in Section 6.14(b)(i).

“Environmental Defect Notice” shall have the meaning specified in Section 6.14(b)(i).

“Environmental Laws” shall mean any and all Laws relating to the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. The term “Environmental Laws” includes all applicable judicial and administrative Orders, consent decrees or directives issued by a Governmental Entity pursuant to the foregoing. Unless expressly included in and required by applicable requirements of statutes, regulations, judicial and administrative Orders, consent decrees or directives issued by a Governmental Entity included in Environmental Laws, the term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended by a Governmental Entity. The term “Environmental Laws” does not include the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.

“Environmental Liabilities” shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Entity to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Acquired Assets or the assets of WCGP prior to the Closing Date, or (b) pursuant to any claim or cause of action by a Governmental Entity or other Person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any remediation obligation under, any Environmental Laws which is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Acquired Assets or the assets of WCGP prior to the Closing Date, or (c) as a result of Environmental Conditions.

“Equity Consideration” shall mean the sum of the QRI Assets Equity Consideration and the Equity Interests Equity Consideration.

“Equity Interests” shall have the meaning specified in the Recitals.

“Equity Interests Equity Consideration” shall have the meaning specified in Section 2.1(a).

“Estimated Cash” shall have the meaning specified in Section 2.4.

“Estimated Net Working Capital” shall have the meaning specified in Section 2.4.

“Estimated Net Working Capital Adjustment” shall mean Estimated Net Working Capital less the Target Net Working Capital Amount, which value shall be expressed as a negative number if the Target Net Working Capital Amount exceeds the Estimated Net Working Capital, and which number shall be expressed as a positive number if the Estimated Net Working Capital exceeds the Target Net Working Capital Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean and include any and all Hedge Agreements, as well as any other  rights, titles and interests in and to those assets, interests and contracts described on Exhibit B. “Excluded Assets” shall also include any Title Defect Properties and Preferential Right Properties excluded from the Acquired Assets pursuant to Section 6.12 or Section 6.13, respectively, together with a pro rata share of all of Quicksilver’s or the Acquired Companies’ right, title and interest in, to and under all Wells, Personal Property, Real Property Interests, Hydrocarbons, Owned Seismic, and Books and Records included in the Acquired Assets that are directly related or attributable to such Title Defect Properties or Preferential Right Properties, subject to Quicksilver’s obligation, if applicable, to deliver to BreitBurn an assignment of any such Title Defect Property and related or attributable rights post-Closing pursuant to Section 6.12(c) and BreitBurn’s obligation, if applicable, to purchase any such Preferential Right Property pursuant to Section 6.13(c).

“Final Adjustment Statement” shall have the meaning specified in Section 2.6.

“Final Consideration” shall have the meaning specified in Section 2.1(b)(i).

“Final Settlement Statement” shall have the meaning specified in Section 2.5(c).

“Financial Statements” shall mean each of the unaudited balance sheets and related statements of income of the Acquired Companies (other than Beaver Creek), as described in Section 4.4(a).

“Fixed Facilities” shall mean and include all of Quicksilver’s and its Affiliates’ (including the Acquired Companies’) rights, titles and interests in and to those gas processing plants, treatment plants, dehydration units, gas gathering systems, pipelines, flowlines, buildings, injection facilities, saltwater disposal facilities, compression facilities, and other mid-stream assets located in the States of Michigan, Kentucky and Indiana, including, without limitation, those described on Exhibit A-4.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis for the applicable time periods.

“Gas Strip Price” shall mean the 12 month forward strip price for natural gas as of the Closing Date as quoted on the New York Mercantile Exchange.

“General Partner” shall mean BreitBurn GP, LLC, a Delaware limited liability company and the general partner of BreitBurn Parent.

“Governmental Entity” shall mean any federal, state or local government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, in each case within the United States of America.

“GTG” shall have the meaning specified in the Recitals.

“Hart-Scott Act” shall have the meaning specified in Section 7.1(b).

“Hazardous Materials” shall mean any substance or material that is designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws.

“Hedge Agreements” shall mean all of the rights, titles and interests of Quicksilver and the Acquired Companies in and to any swap, collar, floor, cap, option or other contract or agreement (including sales contracts with known prices) which is intended to reduce or eliminate the risk of fluctuations in the price of oil, gas and/or minerals related to the Wells, Oil and Gas Properties or the Hydrocarbons.

“Hydrocarbons” shall have the meaning specified in the definition of the “Acquired Assets.”

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Acquired Assets and allocable to the interests of Quicksilver or its Affiliates (including the Acquired Companies), and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Quicksilver or its Affiliates (including the Acquired Companies) and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Acquired Assets and required to be delivered by or to Quicksilver or its Affiliates (including the Acquired Companies) under any Contracts relating to the purchase and sale, gathering, transportation, storage, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to Quicksilver or its Affiliates (including the Acquired Companies) pursuant to the applicable Contracts.

“Independent Expert” shall have the meaning specified in Section 6.14(b)(v).

“Individual Environmental Defect Threshold” shall have the meaning specified in Section 6.14(b)(vi).

“Individual Title Defect Threshold” shall mean an amount equal to $200,000.

“Initial Consideration” shall have the meaning specified in Section 2.1(a).

“Intellectual Property” shall mean the following intellectual property rights, including, without limitation, any statutory or common law rights: (a) patents, patent applications and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing), (b) inventions (whether or not patentable), computer software, source code, concepts, processes, formulae, patterns, equipment drawings, (c) trademarks, service marks, trade names, logos, trade dress, brand names, slogans, domain names, registrations and applications for registrations for the foregoing, and (d) all copyrights, works of authorship and any derivative works thereof, registered and unregistered, including all copyright registrations and applications for copyright registrations.

“Interest Rate” shall mean the Prime Rate.

“Interests” shall have the meaning specified in the Recitals.

“Invasive Activity” shall have the meaning specified in Section 6.14(a).

“Knowledge” shall mean the actual and current knowledge of (a) as to Quicksilver, any of the Persons listed in Schedule K-Q and (b) as to BreitBurn, any of the Persons listed in Schedule K-B. The foregoing reference to “actual knowledge” of a Person means information actually personally known by such Person, excluding any information which might be imputed to such Person by Law.

“Law” shall mean any applicable statute, law (including applicable common law), Order, ordinance, rule, regulation or other enforceable official act of or by any Governmental Entity.

“Lien” shall mean, with respect to any asset, property or interest therein, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest.

“Lock-Up Date” shall have the meaning specified in Section 6.20.

“Long Term Debt” shall mean, with respect to the Acquired Companies as of the Closing Date (calculated immediately prior to Closing), the sum of all obligations of the Acquired Companies to Third-Party Lenders for borrowed money, including any current portions thereof.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Acquired Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall not include (i) the costs of BreitBurn’s or any of its Affiliate’s employees, project manager(s) or attorneys, (ii) expenses for matters that are “costs of doing business,” e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Acquired Assets, or in connection with permit renewal/amendment activities, maintenance on active RCRA management units, and operation and oversight of active RCRA management units, (iii) overhead costs of BreitBurn or its Affiliates, (iv) costs and expenses that would not have been required under Environmental Laws as they exist on the date of this Agreement, (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (vi) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Material Adverse Effect” shall mean any change, inaccuracy, event, circumstance, effect, result, occurrence, condition or fact (whether or not foreseeable or known as of the date of this Agreement or covered by insurance, except to the extent that insurance proceeds would be applied to reduce the adverse effect therefrom pursuant to Section 9.4) that, individually or in the aggregate, has resulted in or given rise to, or would reasonably be expected to result in or give rise to, aggregate losses of $145,000,000 or more, suffered or incurred, or being suffered or incurred, by Quicksilver (with respect to the QRI Assets) or the Acquired Companies, or a material adverse effect on the ability of Quicksilver to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect:  (a) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Business or the Acquired Assets are located, the United States or worldwide, or any outbreak of hostilities or war; (c) any effect resulting from a change in Law from and after the date of this Agreement; (d) any reclassification or recalculation of reserves in the ordinary course of business; (e) any change in the prices of Hydrocarbons; (f) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally; and (g) any natural declines in Well performance.

“Material Claim” and “Material Claims” shall each have the meaning specified in Section 9.2(b)(iii).

“Material Environmental Claim” and “Material Environmental Claims” shall each have the meaning specified in Section 6.14(b)(vi).

“Material Title Claim” and “Material Title Claims” shall each have the meaning specified in Section 6.12(h).

“Mercury” shall have the meaning specified in the Recitals.

“Net Revenue Interest” (or “NRI”) means the undivided interest in Hydrocarbons produced, saved and marketed from or attributable to the applicable Well or well location, after deducting all royalties, overriding royalties, production payments, and other interests and burdens on the Hydrocarbons produced, saved and marketed therefrom, expressed as a percentage or a decimal.

“Net Working Capital” shall mean, as of a specified date, the Current Assets less the Current Liabilities, as reflected on a consolidated balance sheet of the Transferred Companies  (expressed as a negative value if the Current Liabilities exceed the Current Assets; and expressed as a positive value if the Current Assets exceed the Current Liabilities).

“Neutral Auditor” shall have the meaning specified in Section 2.6.

“NORM” shall have the meaning specified in Section 4.13.

“Office and Storage Leases” shall have the meaning specified in the definition of “Acquired Assets.”

“O&G Interests” shall have the meaning specified in the definition of “Acquired Assets.”

“Oil and Gas Property” and “Oil and Gas Properties” shall each have the meaning specified in the definition of “Acquired Assets.”

“Operating Expenses” shall mean Quicksilver’s obligation or liability for any expenses (including, without limitation, lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, joint interest billings, and overhead charges under applicable operating agreements) or other liabilities which relate to the QRI Assets or are otherwise incurred by Quicksilver in connection with the ownership, operation, development or maintenance of the QRI Assets.

“Order” shall mean any judicial judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent binding and finally determined.

“Owned Seismic” shall have the meaning specified in the definition of “Acquired Assets.”

“Partnership Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of BreitBurn Energy Partners L.P., dated as of October 10, 2006, as amended.

“Party” and “Parties” shall each have the meaning specified in the Preamble.

“Permit” shall mean any license, franchise, registration, permit, order, approval, consent, waiver, variance, exemption or any other authorization of or from any Governmental Entity.

“Permitted Liens” shall mean and include any of the following:

(a)                                  royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, in any Well or well location (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit A-1 therefor, and do not obligate Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, to bear a Working Interest for such Well or well location (or the specified zone(s) therein) in an amount greater than the Working Interest set forth on Exhibit A-1 therefor unless the Net Revenue Interest for such Well or well location is proportionately increased;

(b)                                 preferential rights to purchase and required third party consents to assignments and similar agreements;

(c)                                  liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d)                                 Customary Post-Closing Consents;

(e)                                  conventional rights of reassignment;

(f)                                    such Title Defects as BreitBurn may have waived (or be deemed to have waived);

(g)                                 obligations, liabilities and restrictions imposed under any Law, as well as any rights reserved to or vested in any Governmental Entity: (i) to control or regulate any of the Acquired Assets or the Transferred Companies in any manner; (ii) to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Acquired Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Acquired Assets or the Transferred Companies to any Governmental Entity, with respect to any franchise, grant, license, Permit or applicable Law;

(h)                                 rights of a common owner of any interest in rights-of-way or easements currently held by Quicksilver or its Affiliates (including the Acquired Companies), as the case may be, and such common owner as tenants in common or through common ownership;

(i)                                     easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Acquired Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, which do not materially impair the use of the Acquired Assets as currently owned and operated;

(j)                                     zoning and planning ordinances and municipal regulations;

(k)                                  vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Quicksilver or the Transferred Companies, as the case may be;

(l)                                     Liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Quicksilver or the Transferred Companies, as the case may be;

(m)                               any encumbrance affecting the Wells, well locations or other Acquired Assets which is set forth under any Disclosed Contract, or is expressly assumed, bonded or paid by BreitBurn, or which is discharged at or prior to Closing;

(n)                                 calls on production under (i) existing Contracts that provide that the holder of such call on production must pay an index-based price for any production purchased by virtue of such call on production and (ii) those Contracts identified on the Disclosure Schedules;

(o)                                 any matters reflected, disclosed or referenced on Exhibits A-1, A-2, A-3, A-4, A-5 or A-6;

(p)                                 matters that would otherwise be considered Title Defects but are valued at less than $200,000;

(q)                                 Imbalances associated with the Acquired Assets; and

(r)                                    the terms and provisions of all leases, Contracts, or other agreements, instruments, obligations, defects, and irregularities affecting the Acquired Assets, that, individually, or in the aggregate, do not materially interfere with the operation or use of any of the Acquired Assets (as currently owned and operated), do not reduce the Net Revenue Interest of Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, in any Well or well location (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit A-1 therefor, and do not obligate Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, to bear a Working Interest for such Well or well location (or the specified zone(s) therein) in an amount greater than the Working Interest set forth on Exhibit A-1 therefor (unless the Net Revenue Interest for such Well or well location is proportionately increased).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, or any other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Property” shall have the meaning specified in the definition of “Acquired Assets.”

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date or with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period ending on the Closing Date.

“Preferential Purchase Right” shall have the meaning specified in Section 6.13(a).

“Preferential Right Property” shall have the meaning specified in Section 6.13(b).

“Preliminary Allocated Value” shall have the meaning specified in Section 6.12(a).

“Preliminary Settlement Statement” shall have the meaning specified in Section 2.5(b).

“Prime Rate” shall mean the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“QRI Assets” shall mean, collectively, those Acquired Assets that are directly owned or held by Quicksilver (and the term “QRI Assets” shall exclude any of the Acquired Assets that are directly owned or held by any of the Transferred Companies).

“QRI Assets Equity Consideration” shall have the meaning specified in Section 2.1(a).

“Quicksilver” shall have the meaning specified in the Preamble.

“Quicksilver Group” shall mean the affiliated group of corporations of which Quicksilver Resources Inc. is the common parent, which join in the filing of a consolidated federal income Tax Return (and any similar group under state law).

“Quicksilver Indemnified Parties” shall have the meaning specified in Section 9.3(a).

“Quicksilver’s Auditor” shall have the meaning specified in Section 6.15(a).

“Quicksilver’s Deductible” shall have the meaning specified in Section 9.2(b)(iii).

“Quicksilver’s Policies” shall have the meaning specified in Section 4.15.

“Real Property Interests” shall have the meaning specified in the definition of “Acquired Assets.”

“Registration Rights Agreement” shall mean a Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

“Resolution Period” shall have the meaning specified in Section 2.5(c).

“Retained Liabilities” shall mean the following obligations of Quicksilver to the extent resulting or arising from, or attributable to, the use, ownership or operation of the QRI Assets by Quicksilver and attributable to periods prior to the Effective Time:

(a)                                  any disposal or burial of Hazardous Materials by Quicksilver or any Person engaged by Quicksilver off the real property interests comprising the QRI Assets;

(b)                                 all obligations and amounts owed to any Business Employees or other employees of Quicksilver relating to the employment of such individuals by Quicksilver or the terminations of employment of such individuals by Quicksilver, except obligations and amounts attributable to bodily injury, death or illness which are covered solely by clause (c) below;

(c)                                  to the extent occurring prior to the Effective Time, any bodily injury to, death of or illness affecting (i) any Business Employee or other employee of Quicksilver relating to the employment of such individuals by Quicksilver or (ii) any other individual not employed by or relating to Quicksilver or BreitBurn to the extent such injury, death or illness is covered by or which, if properly reported, would be covered by any insurance maintained by or on behalf of Quicksilver with a third-party insurance provider, it being agreed that such injuries and illnesses which are of a continuous or ongoing nature and extend over the Effective Time shall be apportioned to the Retained Liabilities on the basis of the respective portions of the injury or illness suffered before the Effective Time, with Retained Liabilities including only that portion of the injury or illness suffered before the Effective Time; provided, however, that Retained Liabilities shall not in any event include any Environmental Liabilities;

(d)                                 all obligations and liabilities owed to any Business Employees or other employees of Quicksilver arising under any employee benefit or welfare plan maintained by Quicksilver;

(e)                                  all obligations and liabilities resulting from or arising out of the audits listed on Schedule 1.1;

(f)                                    all obligations and liabilities of Quicksilver for income Taxes attributable to the QRI Assets;

(g)                                 all obligations and liabilities relating to or arising under the Contracts described in item 1 and item 2 of Schedule 4.8; and

(h)                                 any third party property damage which, if properly reported, would be covered by any insurance maintained by or on behalf of Quicksilver with a third-party insurance provider; provided, however, that Retained Liabilities shall not in any event include any Environmental Liabilities.

“Saginaw” shall have the meaning specified in Section 4.11(g).

“SEC” shall have the meaning specified in Section 6.15(a).

“Securities Act” shall have the meaning specified in Section 5.5.

“Section 754 Consents” shall have the meaning specified in Section 10.11.

“Section 754 Election” shall have the meaning specified in Section 4.11(g).

“Special Financial Statements” shall have the meaning specified in Section 6.15(a).

“Subject Contracts” shall have the meaning specified in Section 6.23(c).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Survival Period” shall have the meaning specified in Section 9.1(a).

“Suspended Funds” shall mean those proceeds from the sale of Hydrocarbons attributable to the Acquired Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests that are held by Quicksilver in suspense as of the Closing Date, including, without limitation, royalty proceeds held in suspense.

“Target Net Working Capital Amount” shall mean $0.00.

“Tax” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereon), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, alternative minimum taxes, estimated taxes and also ad valorem, value added, sales, use, service, real or personal property, capital stock, business license, license, payroll, withholding, employment, social security, workers’ compensation, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, real estate transfer, transfer and gains taxes, customs, tariffs, imposts assessments, obligation and charges of the same or of a similar nature to any of the foregoing, and including any liability for any of the foregoing items that arises by reason of a contract, assumption, transferee or successor liability, operation of law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous provision under state, local or other law) or otherwise.

“Tax Allocated Value” and “Tax Allocated Values” shall each have the meaning specified in Section 10.4.

“Tax Claim” shall have the meaning specified in Section 10.9(a).

“Tax Construct” shall have the meaning specified in Section 10.5.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agent (if any) charged with the collection of such Tax for such Governmental Entity or subdivision.

“Tax Items” shall have the meaning specified in Section 10.1(d).

“Tax Return” shall mean any return, report, exhibit, schedule, information return or statement and other documentation (including any additional or supporting material, attachment, amendment or supplement thereto) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include an amended return or claim for refund.

“Terra” shall have the meaning specified in the Recitals.

“Third-Party Approvals” shall mean any approval, consent, waiver, variance, exemption or any other authorization of or from any Person that is not a Governmental Entity.

“Third-Party Lender” shall mean any Person who is not BreitBurn, Quicksilver, or any of the Transferred Companies.

“Title Arbitrator” shall have the meaning specified in Section 6.12(i).

“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, in any Well or well location (or the specified zone(s) therein), above that shown therefor in Exhibit A-1, to the extent the same does not cause a greater than proportionate increase in the applicable Working Interest therefor, or (b) to decrease the Working Interest of Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, in any Well or well location (or the specified zone(s) therein), below that shown for the same in Exhibit A-1, to the extent the same causes a decrease in the Working Interest of Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, that is proportionately greater than the decrease in the applicable Net Revenue Interest therefor.

“Title Benefit Amount” shall have the meaning specified in Section 6.12(e).

“Title Benefit Notice” shall have the meaning specified in Section 6.12(b).

“Title Claim Date” shall have the meaning specified in Section 6.12(a).

“Title Defect” means, with respect to the Acquired Assets, any particular defect in or failure of ownership that causes Quicksilver and its Affiliates (including the Acquired Companies), in the aggregate, to not have Defensible Title thereto as of the Effective Time; provided, however, that the following shall NOT be considered Title Defects:

(a)                                  defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless BreitBurn provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Acquired Assets;

(b)                                 defects arising out of lack of survey, unless a survey is expressly required by applicable Law;

(c)                                  defects arising out of lack of evidence of record of corporate or other authorization or approval, unless BreitBurn provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Acquired Assets;

(d)                                 defects that have been cured by applicable Law of limitations or prescription;

(e)                                  defects, irregularities or matters affecting title which arose or resulted from occurrences, conditions or events happening ten (10) years or more prior to the Effective Time and for which no written claim or demand relating thereto has been received by Quicksilver or the Acquired Companies from any third parties; and

(f)                                    defects or irregularities resulting from or related to probate proceedings or the lack of evidence of record thereof which defects or irregularities have been outstanding for five years or more.

“Title Defect Amount” shall have the meaning specified in Section 6.12(d)(i).

“Title Defect Notice” and “Title Defect Notices” shall each have the meaning specified in Section 6.12(a).

“Title Defect Property” shall have the meaning specified in Section 6.12(a).

“Title Indemnity Agreement” shall mean an indemnity agreement from Quicksilver to BreitBurn, in a form mutually satisfactory to BreitBurn and Quicksilver, pursuant to which Quicksilver would agree to indemnify BreitBurn against third-party claims of title regarding a particular Title Defect, as contemplated in Section 6.12(d)(iii); provided, however, that under no circumstances shall Quicksilver’s aggregate liability thereunder exceed the Preliminary Allocated Value for the Title Defect Property made the subject thereof.

“Total Consideration” shall have the meaning specified in Section 10.4.

“Transferred Companies” shall mean the Acquired Companies, together with Quicksilver’s rights, titles and interests in WCGP.

“Transferred Company Liabilities” shall mean all obligations and liabilities of any kind whatsoever of the Transferred Companies arising from or relating to the Interests, the Acquired Assets or the Business, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods prior to, on or after the Effective Time, including, without limitation obligations and liabilities of the Transferred Companies concerning: (a) the use, ownership or operation of the Acquired Assets and the other Interests, (b) any obligations under or relating to any Contracts, (c) furnishing makeup Hydrocarbons and/or settling and paying for Imbalances according to the terms of applicable operating agreements, gas balancing agreements, Hydrocarbon sales, processing, gathering or transportation Contracts, and other Contracts, (d) paying all obligations owed to working interest, royalty, overriding royalty and other interest owners and operators relating to the Acquired Assets or the other Interests, including their share of any revenues or proceeds attributable to production or sales of Hydrocarbons, (e) properly plugging, re-plugging and abandoning any and all Wells (including inactive wells or temporarily abandoned wells) drilled on the Acquired Assets or otherwise attributable or allocable thereto pursuant to the Contracts, (f) any obligation or liability for the dismantling, decommissioning, abandoning and removing of any Wells, Fixed Facilities or Personal Property of whatever kind related to or associated with operations and activities conducted by whomever, (g) any obligation or liability for the cleaning up, restoration and/or remediation of the premises covered by or related to the Acquired Assets or the other Interests in accordance with applicable Contracts, Laws and all

Environmental Laws and (h) any obligation or liability regarding the Bonds or Permits; provided, that the Transferred Company Liabilities do not include any obligations or liabilities of the Transferred Companies to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Assets; provided, however, the following obligations and liabilities of the Transferred Companies shall be excluded from Transferred Company Liabilities to the extent arising from or relating to the Acquired Assets owned by the Transferred Companies attributable to periods prior to the Effective Time:

(i)                                     all obligations and liabilities resulting from or arising out of the audits listed on Schedule 1.1;

(ii)                                  any bodily injury to, death of or illness affecting any individual not employed by or relating to Quicksilver or BreitBurn to the extent such injury, death or illness is covered by or which, if properly reported, would be covered by any insurance maintained by or on behalf of Quicksilver with a third-party insurance provider, it being agreed that such injuries and illnesses which are of a continuous or ongoing nature and extend over the Effective Time shall be apportioned to the Transferred Company Liabilities on the basis of the respective portions of the injury or illness suffered after the Effective Time, with Transferred Company Liabilities including only that portion of the injury or illness suffered after the Effective Time; provided, however, that this exclusion from Transferred Company Liabilities shall not in any event include any Environmental Liabilities;

(iii)                               all obligations and liabilities relating to or arising under the Contracts described in item 1 and item 2 of Schedule 4.8; and

(iv)                              any third party property damage which, if properly reported, would be covered by any insurance maintained by or on behalf of a Transferred Company with a third-party insurance provider; provided, however, that this exclusion from Transferred Company Liabilities shall not in any event include any Environmental Liabilities.

“Transfer Taxes” shall have the meaning specified in Section 10.3.

“Transition Services Agreement” shall mean a Transition Services Agreement substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute or final Treasury Regulations.

“TWPP” shall have the meaning specified in Section 4.11(g).

“Unitholders” shall mean the holders of Common Units.

“Venture Interest Assignments” shall mean the contribution agreement, in substantially the form attached hereto as Exhibit C-2, from Quicksilver to BreitBurn, pursuant to which Quicksilver contributes and assigns all of its rights, titles and interests in and to the Transferred Companies.

“WARN” shall have the meaning specified in Section 6.6.

“WCGP” shall have the meaning specified in the Recitals.

“Well” and “Wells” shall each have the meaning specified in the definition of “Acquired Assets.”

“Working Interest” (or “WI”) means that share of the costs and expenses for exploration, maintenance, development and operations attributable to Quicksilver’s and its Affiliates’ (including the Acquired Companies’), in the aggregate, interest in the applicable Well or well location, expressed as a percentage or a decimal.

Section 1.2                                      Interpretation. When reference is made in this Agreement to an “Article”, a “Section”, an “Exhibit” or a “Schedule”, such reference shall be to an Article, a Section, an Exhibit or a Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) words defined in the singular will have the corresponding meanings in the plural and vice versa, (b) words of one gender shall be deemed to include the other gender as the context requires, (c) if a word is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb), (d) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” and (f) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. As used in this Agreement, the phrase “well location” shall be deemed to refer to the Oil and Gas Property relating to each “POSS”, “PUD”, “PROB” or “ORRI” listed under the column entitled “INT TYPE” on Exhibit A-1 and such Oil and Gas Property shall be treated as if an oil and gas well had been drilled and completed on such Oil and Gas Property and was in existence as of the date of this Agreement.

Section 1.3                                      WCGP. Notwithstanding anything stated in this Agreement to the contrary, any reference to “WCGP” (or to WCGP’s assets, interests, obligations or liabilities) shall mean and refer only to Quicksilver’s ownership therein, being a 5.5385% limited partnership interest in WCGP; and any calculations under this Agreement regarding WCGP, as well as any representations, covenants, calculations, liabilities, claims or interests relating to WCGP, shall be proportionately reduced to reflect Quicksilver’s ownership interest therein. Without limiting the generality of the immediately prior sentence, this proportionate reduction shall apply with regard to calculations of the Net Working Capital, Current Assets, Current Liabilities and Closing Cash, as well as with regard to Quicksilver’s indemnification liability concerning any breach of any representations, warranties, or covenants, insofar as the same relate to WCGP. Further: (a) to the extent that Quicksilver makes any representations or warranties regarding WCGP under this Agreement or in any certificate, instrument or document delivered in connection herewith, such representation and warranty shall be deemed to have been made only to the Knowledge of Quicksilver; and (b) to the extent that Quicksilver covenants or agrees to cause WCGP to take or refrain from taking any actions, such covenant and agreement shall be deemed to only require Quicksilver to use its good faith efforts to vote its equity interest in such entity (to the extent any vote is permitted) with regard to such matters and it is acknowledged that Quicksilver may not, in fact, be able to cause such entity to take or refrain from taking any actions.

ARTICLE II

CONSIDERATION; CLOSING

Section 2.1                                      Contribution.

(a)                                  Agreement of Contribution; Consideration. Subject to and in accordance with the terms and conditions of this Agreement, Quicksilver hereby agrees to contribute to BreitBurn, and BreitBurn hereby agrees to acquire from Quicksilver, (i) the QRI Assets in exchange for Seven Hundred Fifty Million Dollars ($750,000,000) (provided, BreitBurn may increase such cash consideration by notice to Quicksilver no later than the third (3rd) Business Day preceding the scheduled Closing Date), plus 10,216,529 Common Units (the “QRI Assets Equity Consideration”), and (ii) the Equity Interests in exchange for 11,131,443 Common Units (the “Equity Interests Equity Consideration”) (collectively, the “Initial Consideration”), as adjusted in accordance with the other terms of this Agreement. The number of Common Units comprising the Equity Consideration was established by Quicksilver and BreitBurn based on the closing price of the Common Units as of August 24, 2007. The number of Common Units included in the Equity Consideration multiplied by the closing price of the Common Units on August 24, 2007, when added to $750,000,000 in cash consideration, equals $1,450,000,000.

(b)                                 Closing Date Consideration; Final Consideration.

(i)                                     At Closing, BreitBurn shall pay to Quicksilver, in accordance with Section 2.1(b)(ii) below, the Initial Consideration, adjusted as follows: (i) plus or minus the adjustments set forth in Sections 2.3-2.6 below, (ii) plus or minus the adjustments, if any, set forth in Section 6.12, (iii) minus the adjustments, if any, set forth in Section 6.13, and (iv) minus the adjustments, if any, set forth in Section 6.14 (the Initial Consideration, as so adjusted at Closing, is herein referred to as the “Closing Date Consideration”). The Closing Date Consideration shall be further adjusted post-Closing in accordance with the terms of Sections 2.5-2.6 (the Closing Date Consideration, as so adjusted, the “Final Consideration”). Any upward or downward adjustment to be made pursuant to clauses (i) through (iv) above shall be made by increasing or reducing (as applicable) the Equity Interests Equity Consideration by a number of Common Units determined by dividing (A) the difference between the Initial Consideration and the Closing Date Consideration, by (B) $32.79; provided, if either such adjustment involves an increase in the Initial Consideration or Closing Date Consideration, BreitBurn may elect to pay such increase in cash.

(ii)                                  The Closing Date Consideration shall be paid as follows: (A) Seven Hundred Fifty Million Dollars ($750,000,000) (or such greater amount as may be designated by BreitBurn pursuant to a notice given to Quicksilver pursuant to Section 2.1(a)(i)) of the Closing Date Consideration shall be paid via wire transfer of immediately available funds to the account(s) designated by Quicksilver (the “Cash Consideration”); and (B) the remainder of the Closing Date Consideration shall be paid through the issuance of the QRI Assets Equity Consideration and the Equity Interests Equity Consideration; provided, if the Cash Consideration exceeds $750,000,000 (such excess being herein referred to as “Additional Cash Consideration”), the QRI Assets Equity Consideration shall be reduced by a number of Common Units determined by dividing the Additional Cash Consideration by $32.79.

(iii)                               If the number of Common Units comprising the Equity Consideration does not result in a whole number then it shall be rounded up to the nearest whole number of Common Units. If BreitBurn Parent shall at any time prior to the Closing subdivide its Common Units, by split-up or otherwise, or combine its Common Units, or issue additional Common Units as a dividend or distribution with respect to any Common Units, appropriate adjustments shall be made to the number of Common Units issuable to Quicksilver hereunder. Quicksilver shall designate in writing the account(s) for payment of the Cash Consideration at least three (3) days prior to Closing.

Section 2.2                                      Deposit.

(a)                                  Concurrently with the execution of this Agreement, BreitBurn has deposited by wire transfer in same day funds into escrow with Quicksilver the sum of Thirty-Five Million Dollars ($35,000,000) (the “Deposit”). If Closing occurs, the Deposit shall be applied toward (and thus shall be deemed the payment by BreitBurn of an equivalent amount of) the Cash Consideration at Closing, without any interest earned thereon.

(b)                                 If (i) all conditions precedent to the obligations of BreitBurn to consummate the transactions contemplated by this Agreement set forth in Article VII have been met, and (ii) this Agreement is terminated prior to Closing for reasons described in Section 8.1(e), then, in such event, Quicksilver shall be entitled to recover from BreitBurn an amount equal to the Damages Quicksilver suffers as a result of such termination and shall have the right, upon such termination, to retain the Deposit, and if the amount of such Damages determined by a court of competent jurisdiction or by the mutual agreement of the Parties (x) is equal to or in excess of the Deposit, apply the Deposit toward the amount of such Damages so determined or (y) is less than the Deposit, promptly return to BreitBurn an amount equal to the amount by which the Deposit exceeds such Damages.

(c)                                  If this Agreement is terminated prior to Closing, for any reason described in Section 8.1 (other than Section 8.1(e)), then within five (5) Business Days following such termination, BreitBurn shall be entitled to the return and delivery of the Deposit, without any interest or earnings thereon; and except as expressly set forth in Article VIII, BreitBurn and

Quicksilver shall thereafter have no further liability or obligation to each other with regard to this Agreement or the transactions covered hereby.

Section 2.3                                      Adjustments to Initial Consideration Regarding QRI Assets and Certain Other Adjustments. The Initial Consideration shall be adjusted with regard to the QRI Assets as follows:

(a)                                  At Closing the Initial Consideration shall be adjusted upward by the following amounts (without duplication):

(i)                                     an amount equal to the value of all Hydrocarbons attributable to the QRI Assets in storage or existing in stock tanks, pipelines, plants and/or platforms (including inventory) as of the Effective Time, with the value to be based upon the Contract price in effect as of the Effective Time (or the market value, if there is no Contract price, in effect as of the Effective Time), less amounts payable as royalties, overriding royalties, and other burdens upon, measured by, or payable out of such production, and less amounts of any severance taxes deducted by the purchaser of such production;

(ii)                                  an amount equal to all Operating Expenses, capital expenditures and other costs and expenses paid by Quicksilver that are attributable to the QRI Assets from and after the Effective Time, whether paid before or after the Effective Time, including, without limitation, (A) insurance premiums and premiums for the Bonds paid by or on behalf of Quicksilver for periods from and after the Effective Time, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) ad valorem, property, severance and production taxes and any other Taxes (exclusive of income taxes) based upon or measured by the ownership of the QRI Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom;

(iii)                               if Quicksilver is the operator under a joint operating agreement covering any of the QRI Assets, an amount equal to the costs and expenses paid by Quicksilver on behalf of the other joint interest owners that are attributable to the periods from and after the Effective Time;

(iv)                              without duplication of any other amounts set forth in this Section 2.3(a), the amount of all Tax, if any, prorated to BreitBurn in accordance with this Agreement but paid by Quicksilver;

(v)                                 to the extent that Quicksilver or any of its Affiliates (including any Acquired Company) is underproduced or has an over-delivered position with respect to any Acquired Asset as of the Effective Time, as complete and final settlement between Quicksilver and BreitBurn with respect to all such Imbalances (but without limiting BreitBurn’s assumption of the Assumed Liabilities), the sum of the Gas Strip Price per MMBTU included in such Imbalances; and

(vi)                              any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Quicksilver and BreitBurn.

(b)                                 At Closing, the Initial Consideration shall be adjusted downward by the following amounts (without duplication):

(i)                                     without duplication of any other amounts set forth in this Section 2.3(b)(i), the amount of all Tax, if any, prorated to Quicksilver in accordance with this Agreement but payable by BreitBurn;

(ii)                                  to the extent that Quicksilver or any of its Affiliates (including any Acquired Company) is overproduced or has an under-delivered position with respect to any Acquired Asset as of the Effective Time, as complete and final settlement between Quicksilver and BreitBurn with respect to all such Imbalances (but without limiting BreitBurn’s assumption of the Assumed Liabilities), the sum of the Gas Strip Price per MMBTU included in such Imbalances;

(iii)                               an amount equal to the Suspended Funds, as contemplated in Section 2.8; and

(iv)                              any other amount provided for elsewhere in this Agreement regarding the QRI Assets or otherwise agreed upon by Quicksilver and BreitBurn.

Section 2.4                                      Adjustment to Initial Consideration Regarding Transferred Companies. Not less than three (3) Business Days prior to the Closing Date, Quicksilver shall deliver to BreitBurn, in the Preliminary Settlement Statement, Quicksilver’s good faith estimate of the following, as of the close of business on the Closing Date:  (a) the Net Working Capital of the Transferred Companies (the “Estimated Net Working Capital”) and (b) all of the cash and cash equivalents of the Transferred Companies as of the Closing Date (excluding cash proceeds received with respect to any casualty event or loss incurred on or after the date hereof and prior to the Effective Time and any cash to be eliminated at Closing pursuant to Section 6.7) (collectively, the “Estimated Cash”). At Closing, the Initial Consideration shall be (x) increased or decreased by the amount of the Estimated Net Working Capital Adjustment, as the case may be, depending on whether the Estimated Net Working Capital Adjustment is a positive or negative number and (y) increased by the amount of the Estimated Cash.

Section 2.5                                      Adjustment Methodology; Preliminary Settlement Statement; Final Settlement Statement.

(a)                                  Actual Figures and Estimates. For purposes of the adjustments described in this Article II, when available, actual figures will be used for all adjustments to the Initial Consideration at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with the terms hereof.

(b)                                 Preliminary Settlement Statement. Not less than three (3) Business Days prior to Closing, Quicksilver shall prepare and submit to BreitBurn for review a draft settlement statement that shall set forth the Closing Date Consideration, reflecting each adjustment to the Initial Consideration made in accordance with Sections 2.3, 2.4, 6.12, 6.13 and 6.14, the calculation of the adjustments used to determine such amounts (including, without limitation, a statement of the adjustments contemplated under Section 2.3, a statement of the Estimated Net Working Capital and Estimated Cash, adjustments relative to Title Defects and Title Benefits, adjustments relative to Environmental Defects, and any adjustments attributable to the pre-Closing exercise of any Preferential Purchase Rights, as described in Section 6.13) (the “Preliminary Settlement Statement”). Within two (2) Business Days of receipt of the Preliminary Settlement Statement, BreitBurn will deliver to Quicksilver a written report containing all changes with the explanation therefor that BreitBurn proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Initial Consideration at Closing; provided, however, that to the extent the Parties do not mutually agree, then the Parties shall utilize the Preliminary Settlement Statement submitted by Quicksilver, solely for purposes of calculating the Closing Date Consideration.

(c)                                  Final Settlement Statement. On or before one hundred twenty (120) days after Closing, BreitBurn shall prepare and deliver to Quicksilver a proposed final settlement statement (the “Final Settlement Statement”), setting forth (i) all adjustments contemplated under Sections 2.3 and 2.4, based on actual income, expenses and other amounts contemplated in Sections 2.3 and 2.4; and (ii) BreitBurn’s calculation, as of the Closing Date, of: (A) Net Working Capital of the Transferred Companies (the “Closing Net Working Capital”) and (B) all of the cash and cash equivalents of the Transferred Companies (excluding cash proceeds received with respect to any casualty event or loss incurred on or after the date hereof and any cash to be eliminated at Closing pursuant to Section 6.7) (collectively, the “Closing Cash”); and (iii) any further payments required under Sections 6.12, 6.13 or 6.14, if any. BreitBurn shall at Quicksilver’s request promptly deliver to Quicksilver reasonable documentation available to support any credit, charge, receipt or other item included in the Final Settlement Statement. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Quicksilver shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Within twenty (20) days following the date of delivery of the Dispute Notice (the “Resolution Period”), the Parties shall attempt to agree on all items in the Final Settlement Statement and any proposed changes to the Final Settlement Statement set forth in the Dispute Notice. If the Final Settlement Statement (including proposed changes thereto) is mutually agreed upon by Quicksilver and BreitBurn in writing, the Final Settlement Statement (including any changes mutually agreed upon by Quicksilver and BreitBurn in writing), shall be final and binding on the Parties. Any disputes with respect to the items in the Final Settlement Statement and the Dispute Notice raised in writing prior to the end of the Resolution Period shall be resolved in accordance with Section 2.6 below. Any disputes with respect to the items in the Final Settlement Statement and the Dispute Notice that are not raised in writing by BreitBurn or Quicksilver prior to the end of the Resolution Period shall be waived, except disputes with respect to Title Defects, Environmental Defects, Taxes and other matters that are expressly provided to be determined pursuant to other provisions of this Agreement. Any difference in the Closing Date Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the amounts set forth in the Final Adjustment Statement (as defined in Section 2.6) shall be paid by the owing Party to the owed Party within ten (10) days following the date on which (x) the Final Adjustment Statement is mutually agreed upon by Quicksilver and BreitBurn or (y) the final determination is made by the Neutral Auditor in accordance with Section 2.6, as applicable.

All amounts paid pursuant to this Section 2.5(c) shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party. Payments due under this Section 2.5(c) shall be paid to the applicable Party together with interest at the Interest Rate from, and including, the Closing Date to, but excluding, the date of payment.

Section 2.6                                      Disputes. If after Closing, either Quicksilver or BreitBurn, as the case may be, timely notifies the other of any disputed items with regard to the post-Closing adjustments contemplated in Section 2.5(c) in accordance with the terms thereof, and if at the conclusion of the Resolution Period under Section 2.5(c) Quicksilver and BreitBurn have not reached an agreement on such disputed items, then all items remaining in dispute, and not waived pursuant to Section 2.5(c), shall be submitted by Quicksilver and BreitBurn to a nationally recognized independent auditor as to which the Parties shall reasonably agree within ten (10) days following the expiration of the Resolution Period (the “Neutral Auditor”). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor pursuant to this Section 2.6 shall be borne fifty percent (50%) by Quicksilver and fifty percent (50%) by BreitBurn. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period, and may not award damages or penalties to either Party with respect to any matter. The Neutral Auditor shall not determine any matter required to be determined by the Title Arbitrator or the Independent Expert pursuant to Section 6.12 or Section 6.14. The Neutral Auditor shall conduct the arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. In no event shall the Neutral Auditor’s determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. The Parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than sixty (60) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Quicksilver and BreitBurn and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. The term “Final Adjustment Statement” shall mean the definitive Final Settlement Statement, as the case may be, agreed to (or deemed agreed to) by Quicksilver and BreitBurn in accordance herewith or the definitive adjustments resulting from the determination made by the Neutral Auditor in accordance with this Section 2.6, in each case setting forth the final adjustments so determined. Notwithstanding the foregoing, to the extent an amount in the Final Settlement Statement is based on estimated (rather than assessed) Taxes, the Parties’ respective obligations regarding such Taxes shall be adjusted and paid in accordance with the terms of this Agreement relating to such Taxes when the actual amount of such Taxes becomes known.

Section 2.7                                      Pre-Closing Distributions. At any time and from time to time prior to Closing, including, without limitation, on the Closing Date, Quicksilver may cause any of the Transferred Companies to distribute all or any portion of cash and cash equivalents held by such Transferred Companies to Quicksilver.

Section 2.8                                      Suspended Proceeds. If Quicksilver is holding any Suspended Funds as of the Closing Date, then (i) in lieu of Quicksilver transferring these funds directly to BreitBurn at Closing, Quicksilver shall retain the Suspended Funds held in its accounts and the Initial Consideration shall be adjusted downward in accordance with Section 2.3(b) above, and (ii) from and after Closing, BreitBurn shall be responsible for the proper payment and distribution of the Suspended Funds to those third parties entitled to receive the Suspended Funds and shall DEFEND, INDEMNIFY AND HOLD HARMLESS Quicksilver from claims asserted by third parties arising from or related to administering the distribution of such Suspended Funds.

Section 2.9                                      Assumed Liabilities Regarding the Acquired Assets. Upon Closing, BreitBurn assumes and hereby agrees to fulfill, perform, be bound by, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities of any kind whatsoever of Quicksilver arising from or relating to the QRI Assets or the Business relating to the QRI Assets, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods prior to, on or after the Effective Time, including, without limitation obligations and liabilities of Quicksilver concerning: (a) the use, ownership or operation of the QRI Assets, (b) any obligations under or relating to any Contracts, (c) furnishing makeup Hydrocarbons and/or settling and paying for Imbalances according to the terms of applicable operating agreements, gas balancing agreements, Hydrocarbon sales, processing, gathering or transportation Contracts, and other Contracts, (d) paying all obligations owed to working interest, royalty, overriding royalty and other interest owners and operators relating to the QRI Assets, including their share of any revenues or proceeds attributable to production or sales of Hydrocarbons, (e) properly plugging, re-plugging and abandoning any and all Wells (including inactive wells or temporarily abandoned wells) drilled on the QRI Assets or otherwise attributable or allocable thereto pursuant to the Contracts, (f) any obligation or liability for the dismantling, decommissioning, abandoning and removing of any Wells, Fixed Facilities or Personal Property of whatever kind related to or associated with operations and activities conducted with respect to the QRI Assets by whomever, (g) any obligation or liability for the cleaning up, restoration and/or remediation of the premises covered by or related to the QRI Assets in accordance with applicable Contracts, Law and all Environmental Laws and (h) any obligation or liability regarding the Bonds or Permits (all of the obligations and liabilities described in this Section 2.9 are collectively referred to as the “Assumed Liabilities”); provided, BreitBurn does not assume the Retained Liabilities or any obligations or liabilities of Quicksilver to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Assets.

Section 2.10                                Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, the closing of the contribution of the Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P. in Houston, Texas, at 10:00 a.m., Houston, Texas time, on November 1, 2007, or if all conditions in Article VII to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived (the actual date and time of Closing being the “Closing Date”).

Section 2.11                                Closing Deliveries of BreitBurn. At Closing, BreitBurn shall deliver to Quicksilver:

(a)                                  an amount equal to the Cash Consideration via wire transfer of immediately available funds;

(b)                                 certificate(s) representing the Common Units comprising the Equity Consideration;

(c)                                  a certificate from an authorized officer of BreitBurn, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d)                                 an incumbency certificate relating to the Person(s) executing any document on behalf of BreitBurn;

(e)                                  a cross-receipt acknowledging the receipt of the Interests;

(f)                                    evidence of approval of all of the Governmental Entities required by BreitBurn;

(g)                                 three (3) original, duly executed counterpart copies of the Asset Assignments;

(h)                                 three (3) original, duly executed counterpart copies of the Venture Interest Assignments;

(i)                                     a cross-receipt, acknowledging agreement to the Closing Consideration Allocation Schedule;

(j)                                     two (2) original, duly executed counterpart copies of the Transition Services Agreement;

(k)                                  two (2) original, duly executed counterpart copies of the Registration Rights Agreement; and

(l)                                     all other documents required to be delivered by BreitBurn on or prior to the Closing Date pursuant to this Agreement.

Section 2.12                                Closing Deliveries of Quicksilver. At Closing, Quicksilver shall deliver to BreitBurn:

(a)                                  three (3) original, duly executed counterpart copies of the Venture Interest Assignments;

(b)                                 three (3) original, duly executed counterpart copies of the Asset Assignments;

(c)                                  a certificate from an authorized officer of Quicksilver, dated as of the Closing Date, certifying that the conditions set forth (i) in Section 7.3(a) have been satisfied, with such exceptions thereto which are scheduled in such certificate with respect to matters discovered, occurring or arising after the date of this Agreement as may be necessary to make the statements contained therein true and correct (provided that any such exceptions shall not operate to impair or impede BreitBurn’s right to not consummate the transactions contemplated by this Agreement because the condition set forth in Section 7.3(a) is not or was not satisfied or waived in writing by BreitBurn), and (ii) Section 7.3(b) have been satisfied;

(d)                                 an incumbency certificate relating to the Person(s) executing any document on behalf of Quicksilver;

(e)                                  a cross-receipt, acknowledging the receipt of the Closing Date Consideration;

(f)                                    evidence of resignations or terminations of all of the officers and directors of the Acquired Companies, effective as of the Closing Date;

(g)                                 certification of the non-foreign status of Quicksilver, in a form and manner which complies with the requirements of Code Section 1445 and the Treasury Regulations thereunder;

(h)                                 evidence of the consummation of the Conversion;

(i)                                     a cross-receipt, acknowledging agreement to the Closing Consideration Allocation Schedule;

(j)                                     two (2) original, duly executed counterpart copies of the Transition Services Agreement;

(k)                                  two (2) original, duly executed counterpart copies of the Registration Rights Agreement;

(l)                                     to the extent obtained, the Section 754 Consents;

(m)                               a schedule setting the information relative to the Suspended Funds retained by Quicksilver pursuant to Section 2.8(i); and

(n)                                 all other documents required to be delivered by Quicksilver on or prior to the Closing Date pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO QUICKSILVER

Quicksilver hereby represents and warrants to BreitBurn, as of the date of this Agreement or as of such other date as may be expressly provided below, as follows:

Section 3.1                                      Due Incorporation and Power of Quicksilver. Quicksilver is duly incorporated, validly existing and in good standing under the laws of Delaware. Quicksilver has the requisite corporate power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties. Quicksilver is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction wherein the failure to be so qualified would materially and adversely impair or impact its ability to perform its obligations hereunder.

Section 3.2                                      Authorization and Validity of Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action by Quicksilver, and Quicksilver has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Quicksilver and constitutes a valid and legally binding obligation of Quicksilver enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Law affecting the enforcement of creditors’ rights generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3                                      Non-Contravention. The execution and delivery by Quicksilver of this Agreement do not, and the consummation by Quicksilver of the transactions contemplated hereby will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws or other governing document of Quicksilver, or (b) assuming that all Permits, Third-Party Approvals and other approvals described on Schedule 4.3(a) have been obtained or made, (i) violate any Law or Order to which Quicksilver is subject or (ii) constitute a breach or violation of, or default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien (other than Permitted Liens) or any Preferential Purchase Rights (other than those Preferential Purchase Rights addressed under Section 6.13) under any Contract to which Quicksilver or any of the QRI Assets are bound.

Section 3.4                                      Equity Interests.

(a)                                  As of the date of this Agreement, except as set forth on Schedule 3.4: (i) the Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable, (ii) none of the Equity Interests have been issued in violation of any preemptive rights, and (iii) Quicksilver holds of record and owns beneficially the Equity Interests free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges not yet due and payable (or, if due, not delinquent or being contested in good faith by appropriate proceedings), and other than transfer restrictions under applicable Law, and, with regard to WCGP, as may be set forth in WCGP’s applicable formation or organization documents. As of Closing, the representations and warranties in the immediately prior sentence shall be true and correct, in all material respects, with regard to the Equity Interests of the Acquired Companies post-Conversion.

(b)                                 As of the date of this Agreement, except as set forth on Schedule 3.4, there are no outstanding options, warrants or other rights of any kind relating to the transfer, sale, ownership, issuance or voting of any of the Equity Interests which have been issued, granted, acknowledged or entered into by Quicksilver or any securities convertible into or evidencing the right to purchase any interests in the Acquired Companies. As of Closing, the representations and warranties in the immediately prior sentence shall be true and correct, in all material respects, with regard to the Equity Interests of the Acquired Companies post-Conversion.

(c)                                  Quicksilver owns, directly, 50% of the limited liability company interests of Beaver Creek (with the remaining 50% being owned by Mercury); and Quicksilver owns a 5.5385% limited partnership interest in WCGP.

Section 3.5                                      Investment Intent. Quicksilver is aware that the Common Units comprising the Equity Consideration have not been registered under the Securities Act or under any state or foreign securities Laws. Quicksilver is not an underwriter, as such term is defined under the Securities Act, and Quicksilver is acquiring the Common Units comprising the Equity Consideration solely for investment, with no intention to distribute any such Common Units to any Person in violation of any state or foreign securities Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO ACQUIRED COMPANIES,
TRANSFERRED COMPANIES AND THE ACQUIRED ASSETS

Quicksilver hereby represents and warrants to BreitBurn, as of the date of this Agreement or as of such other date as may be expressly provided below, as follows:

Section 4.1                                      Due Incorporation. Each of the Acquired Companies is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Acquired Companies has the requisite company power and authority to own its properties and assets and to carry on its business as presently conducted. As of the date of this Agreement, each of the Acquired Companies is duly authorized, qualified or licensed to do business as a foreign company and is in good standing in every jurisdiction wherein the failure to be so qualified would have a Material Adverse Effect. Except as set forth on Schedule 4.1, none of the Acquired Companies owns any equity interest in any other Person.

Section 4.2                                      Non-Contravention. The execution and delivery of this Agreement by Quicksilver and the consummation by Quicksilver of the transactions contemplated hereby will not (a) violate or conflict with any provision of the certificate of incorporation, bylaws, partnership agreement or other formation documents of any of the Transferred Companies and (b) assuming that all Permits and Third-Party Approvals set forth in Schedule 4.3(a) have been obtained or made, (i) violate any Law or Order to which any of the Transferred Companies is subject or (ii) constitute any default under, or give rise to any Lien (other than Permitted Liens) or any Preferential Purchase Rights (other than those Preferential Purchase Rights addressed under Section 6.13) under any Contract to which Quicksilver, any of the Acquired Companies or any of the Acquired Assets are bound.

Section 4.3                                      Governmental Approvals; Consents and Actions.

(a)                                  Except as set forth in Schedule 4.3(a) and except as would not have a Material Adverse Effect, no Permit from or of any Governmental Entity is required, no Third-Party Approval is required under any Disclosed Contract, and no Third-Party Approval is required under any other Contract.

(b)                                 Except as set forth on Schedule 4.3(b), no Action or Order is pending or, to Quicksilver’s Knowledge, threatened against any of the Transferred Companies challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement,  or which would hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 4.4                                      Financial Statements.

(a)                                  Schedule 4.4 contains a true and complete copy of (i) the unaudited balance sheets of each of the Acquired Companies (other than Beaver Creek) as of December 31, 2006, and the related statements of income for the same period and (ii) the unaudited balance sheets of each of the Acquired Companies (other than Beaver Creek) as of June 30, 2007, and the related statements of income for the same period (the “Financial Statements”).

(b)                                 Each of the Financial Statements fairly presents in all material respects the financial condition and the results of the operations of each of the Acquired Companies (other than Beaver Creek), respectively, as of the dates and for the periods indicated. The Financial Statements have been prepared in accordance with GAAP, in all material respects, consistent with historical internal practices of such companies, except as otherwise disclosed in Schedule 4.4.

Section 4.5                                      Books and Records. The minute books of each of the Acquired Companies contain accurate records of all meetings and accurately reflect all corporate action of the shareholders and the board of directors of such Acquired Company, insofar as the failure to have the same would constitute a Material Adverse Effect.

Section 4.6                                      No Undisclosed Liabilities. To Quicksilver’s Knowledge, except as set forth in Schedule 4.6 or as otherwise disclosed in this Agreement or in the Disclosure Schedules, none of the Acquired Companies for which Financial Statements have been furnished has any liabilities or obligations that are of a nature required under GAAP to be disclosed, reflected or reserved against on the Financial Statements, except for liabilities or obligations (i) disclosed, reflected or reserved against in the Financial Statements, (ii) incurred since the end of the period covered by the Financial Statements in the ordinary course of business consistent with past practice of such Acquired Companies, or (iii) which in the aggregate would not have a Material Adverse Effect.

Section 4.7                                      Absence of Changes. Except as otherwise disclosed in Schedule 4.7 or elsewhere in the Disclosure Schedules or in this Agreement, since June 30, 2007, to Quicksilver’s Knowledge, and except as would not have a Material Adverse Effect:

(a)                                  the Business has been conducted in the ordinary course consistent with past practices; and

(b)                                 none of the Acquired Companies has taken any of the following actions:

(i)                                     except to the extent contemplated in Section 6.7, waived, released, canceled, settled or compromised any debts, Action or right, pertaining to the Business;

(ii)                                  incurred, assumed or guaranteed any indebtedness for borrowed money, or issued any notes, bonds, debentures or other similar securities, of any of the Acquired Companies;

(iii)                               except as required as a result of a change in Law or in GAAP (or as will be applied in connection with the Conversion), changed any of the accounting methods or principles used by any of the Acquired Companies; or

(iv)                              made any capital expenditure or made any commitment to make any capital expenditure in excess of $5,000,000, other than (A) pursuant to existing commitments, approved budgets or approved business plans, (B) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business or (C) as necessary to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation.

Section 4.8                                      Contracts.

(a)                                  Schedule 4.8 is a true and complete listing of each Contract which satisfies one or more of the following descriptions, excluding any contracts or agreements constituting any of the Excluded Assets (each such Contract, a “Disclosed Contract”, and collectively, the “Disclosed Contracts”):

(i)                                     that involves required, firm payments of more than $2,500,000 per annum or more than $15,000,000 in the aggregate, other than payments that may be made in the ordinary course under joint operating agreements, production sales contracts, and gathering and transportation contracts;

(ii)                                  that contain any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual performance extended by Quicksilver or any Acquired Company other than in connection with Contracts entered into in the ordinary course of business and which could reasonably be expected to result in a liability to Quicksilver (with regard to the QRI Assets) or any Acquired Company of more than $1,000,000;

(iii)                               that contain a covenant not to compete, restricting Quicksilver (with regard to the QRI Assets) or a Acquired Company from competing in any line of business or in any region;

(iv)                              under which any Acquired Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, or (B) granted a Lien on its assets, whether tangible or intangible, other than a Permitted Lien;

(v)                                 that is an Affiliate Agreement that will remain in force and effect after the Closing;

(vi)                              that is a Contract for the employment of any individual on a full-time, part-time, consulting or other basis;

(vii)                           is a contract which involves the licensing of Intellectual Property used in connection with the Business;

(viii)                        that is a Contract or collective bargaining agreement with any labor union or representative of employees;

(ix)                                that is a gas purchase contract that contains as of the date of this Agreement below market rates; or

(x)                                   that is any amendment, supplement or restatement or other modification relating to any of the foregoing.

(b)                                 Quicksilver has furnished or made available to BreitBurn a true and complete copy of each Disclosed Contract. As to each Disclosed Contract,

(i)                                     to Quicksilver’s Knowledge, it is valid, binding and in full force and effect and is enforceable against Quicksilver and each Acquired Company, as applicable, and each other party thereto, according to its terms, except as the enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii)                                  Quicksilver and each Acquired Company has performed its obligations required to be performed to date thereunder, except where such non-performance would not have a Material Adverse Effect;

(iii)                               to Quicksilver’s Knowledge, there has not occurred any termination event or any default or event that with the lapse of time or the giving of notice could constitute a default by any other party thereunder, except where such termination event or default or event would not have a Material Adverse Effect; and

(iv)                              no written notice of termination or non-renewal thereof, breach or default thereunder, any significant dispute with respect thereto, any claim for indemnification with respect thereto, or any other pending claims thereunder has been delivered to Quicksilver or any Acquired Company, except to the extent such matter (1) has been fully resolved in accordance with such Disclosed Contract without any ongoing liability of Quicksilver or any Acquired Company with respect thereto or (2) would not have a Material Adverse Effect.

Section 4.9                                      Litigation. Except as set forth in Schedule 4.9, there are no Actions pending and, to Quicksilver’s Knowledge, there is no Action threatened in Law or in equity or before any Governmental Entity, against either of Quicksilver (with regard to the QRI Assets) or any of the Transferred Companies, that, if determined or resolved adversely, could result in a Material Adverse Effect.

Section 4.10                                Compliance with Laws. Except as disclosed on Schedule 4.10 and except for circumstances or conditions that would not have a Material Adverse Effect:  (i) each of Quicksilver (with regard to the QRI Assets) and the Acquired Companies has complied in all material respects with all applicable orders, writs, judgments, injunctions, decrees, statutes, ordinances, rules, or regulations of any Governmental Entity, (ii) each of the Acquired Companies and Quicksilver (with regard to the QRI Assets) has all Permits issued by Governmental Entities and required thereby for the operation of the Acquired Assets, a true and correct copy of each material Permit has been or will be made available to BreitBurn and/or any of BreitBurn’s representatives for review or copy, and all such Permits are in full force and effect, and (iii) neither Quicksilver (with regard to the QRI Assets) nor any Acquired Company is in violation of the terms of any Permit and no Action is pending, or, to Quicksilver’s Knowledge, threatened, that could reasonably result in the suspension, revocation, termination of, or loss of any material benefits under, any such Permit. Quicksilver is not making any representation or warranty in this Section 4.10 with respect to any Tax matters, employment matters, or any environmental matter, as such matters are exclusively addressed in Sections 4.11-4.13, respectively.

Section 4.11                                Tax Matters. Except as set forth on Schedule 4.11:

(a)                                  each of the Acquired Companies and Quicksilver (with regard to the QRI Assets) has timely filed all material Tax Returns required to be filed on or prior to the Closing Date, all such Tax Returns are true and complete in all material respects and all material Taxes owed by each Acquired Company or Quicksilver (whether or not shown on any Tax Return) have been timely paid;

(b)                                 no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return;

(c)                                  there is no Action pending, or to Quicksilver’s Knowledge, threatened against, or with respect to any of the Acquired Companies or Quicksilver (with regard to the QRI Assets) in respect of any Tax or Tax assessment, nor has any unresolved written claim for additional Tax or Tax assessment been asserted or, to Quicksilver’s Knowledge, been proposed by any Tax Authority;

(d)                                 no Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)                                  no Acquired Company (i) has any liability for the Taxes of any Person (other than the Quicksilver Group) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) has any liability for the Taxes of any Person as a transferee or successor, or (iii) is a party to any Contract providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(f)                                    each of the Acquired Companies and Quicksilver (with regard to the QRI Assets) has complied in all material respects with all laws relating to the withholding of Taxes and has duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the Acquired Companies or Quicksilver (with regard to the QRI Assets) to any employee, independent contractor, creditor, member, stockholder or other third party;

(g)                                 each of WCGP, Wilderness-Chester LLC, a Michigan limited liability company (“W-C LLC”), Saginaw Bay Lateral LP, a Michigan limited partnership (“Saginaw”), Terra Westside Processing Partnership, a Michigan general partnership (“TWPP”), Wilderness Energy L.C., a Michigan limited liability company (“W-E LC”), Wilderness Energy Services LP, a Michigan limited partnership (“W-E LP”), and Frederic HOF LP, a Virginia limited partnership (“Frederic”), is classified as a partnership for United States federal income tax purposes; under its current partnership agreement or operating agreement, as applicable, each of WCGP and W-C LLC is required to make the election provided in Section 754 of the Code (a “Section 754 Election”); under its current partnership agreement or operating agreement, as applicable, each of W-E LC, W-E LP and Frederic is required to make a Section 754 Election upon request from any partner or member, as applicable; and under its current partnership agreement, each of Saginaw and TWPP may make a Section 754 Election with the consent of its respective partners;

(h)                                 except for the assets held by WCGP, W-C LLC, Saginaw, TWPP, W-E LC, W-E LP and Frederic, none of the Contributed Assets are deemed by agreement or applicable law to be held by a partnership for United States federal income Tax purposes;

(i)                                     except for Permitted Liens, there are no Liens on any of the assets of the Acquired Companies or the QRI Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(j)                                     the Acquired Companies have not (i) participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in any “listed transaction” or any other “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, or (ii) engaged in any transaction that gives rise to (x) a registration obligation under Section 6111 of the Code and the Treasury Regulations thereunder, or (y) a list maintenance obligation under Section 6112 of the Code and the Treasury Regulations thereunder, in each case as amended by any guidance published by the Internal Revenue Service applicable at the time of any “listed transaction” or any other “reportable transaction”; and

(k)                                  as of the Closing Date, pursuant to the Conversions, each of the Acquired Companies will be a disregarded entity for United States federal income Tax purposes.

Section 4.12                                Employee and Labor Matters.

(a)                                  The Acquired Companies do not have any employees, nor do any of the Acquired Companies sponsor, maintain, contribute to, or have an obligation to contribute to, any employee benefit or employee retirement plans. Schedule 4.12 sets forth a true and complete list, as of the date set forth therein, of the Business Employees. Within ten (10) Business Days following execution of this Agreement, Quicksilver shall provide to BreitBurn a description of each such employee’s name, job title, work location, employer’s name and current base salary or base wages. No changes in such base salary or base wages for such employees have been made, promised or authorized since June 30, 2007, for which BreitBurn will be liable after Closing. Except as set forth on Schedule 4.12(a), neither Quicksilver nor any Acquired Company is a party to, bound by, or in negotiation with respect to any agreement with any Business Employee, including any agreement, plan, or program relating to the purchase or issuance of equity interests in Quicksilver or any Acquired Company by any Business Employee.

(b)                                 Quicksilver has complied in all material respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and other requirements under applicable state and federal law, the payment of social security and similar Taxes and occupational safety and health for the Business Employees. Neither Quicksilver nor any Acquired Company is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(c)                                  Quicksilver is not a party to, bound by, or in negotiation with respect to any agreement involving the Business Employees with any employee organization or other employee group, nor, to the Knowledge of Quicksilver, are any Business Employees represented by any employee organization. No employee organization has been certified or recognized as the collective bargaining representative of any Business Employee. To Quicksilver’s Knowledge, there are no employee organizational campaigns or representation proceedings under way or threatened with respect to any Business Employees. There are no existing or, to the Knowledge of Quicksilver, threatened, labor strikes, work stoppages, slowdowns, grievances, unfair labor practice charges, discrimination charges, or labor arbitration proceedings affecting the Business.

Section 4.13                                Environmental Matters. Within ten (10) days following the date of this Agreement, Quicksilver and the Acquired Companies will make available to BreitBurn all material environmental investigations or audits in possession of Quicksilver and the Acquired Companies addressing the Acquired Assets and the operations of Quicksilver (with respect to the QRI Assets) and the Acquired Companies. Except as set forth on Schedule 4.13 and except as would not reasonably be expected to result in a Material Adverse Effect:  (a) the Acquired Assets, Quicksilver (with respect to the QRI Assets) and the Acquired Companies are and, within any unexpired statute of limitations period, have been, in compliance with all applicable Environmental Laws, (b) there are no pending or, to the Knowledge of Quicksilver, threatened, enforcement, clean-up, removal, remediation, mitigation or other claims or Actions against Quicksilver or any Acquired Company under any Environmental Law (including any claim resulting from off-site disposal), and the Acquired Assets are not subject to any unfulfilled presently required remedial obligation imposed under applicable Environmental Laws, (c) Quicksilver or the Acquired Companies, as the case may be, possess all Permits required under applicable Environmental Laws for the ownership and operation of the Business as presently conducted, all such Permits are in full force and effect and no Action is pending to revoke any such Permit, and Quicksilver and the Acquired Companies are in material compliance with such Permits, (d) neither Quicksilver nor the Acquired Companies has received any written notice of alleged violation of or potential liability under applicable Environmental Laws relating to the Acquired Assets that has not been resolved to the satisfaction of a Governmental Entity, and (e) none of the Acquired Assets are subject to any unresolved Action initiated by any Governmental Entity pursuant to applicable Environmental Laws. Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Quicksilver makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material (“NORM”), asbestos, asbestos containing materials, mercury, drilling fluids and chemicals, and produced waters and Hydrocarbons (including oil, gas and other substances of the type included within the definition of Hydrocarbons) in or on the Acquired Assets in quantities typical for oilfield operations in the areas in which the Oil and Gas Properties and equipment are located.

Section 4.14                                Finders; Brokers. There is no basis for any claims upon BreitBurn or any of the Transferred Companies for brokerage commissions, finder’s fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by Quicksilver, or by any other Person on Quicksilver’s behalf.

Section 4.15                                Insurance. Schedule 4.15 sets forth a true and complete list of all of the policies of insurance carried by Quicksilver, and any of the Acquired Companies that insure the operation of the Business on or prior to the Closing Date (collectively, “Quicksilver’s Policies”). All premiums payable under Quicksilver’s Policies have been paid in a timely manner. With respect to Quicksilver’s Policies, (a) all are in full force and effect, (b) all have been complied with in all material respects and (c) there is no claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

Section 4.16                                Bank Accounts. Schedule 4.16 contains a true and complete list of the name of each bank and trust company with which each Acquired Company has an account, safe deposit box or vault and the names of all Persons authorized to draw upon such account or who have authorized access to any such safe deposit box or vault.

Section 4.17                                Officers and Directors. Schedule 4.17 contains a true and complete list of all officers or directors of each of the Acquired Companies.

Section 4.18                                Oil and Gas Properties.

(a)                                  Except as set forth on Schedule 4.18(a):

(i)                                     to the Knowledge of Quicksilver, as of the date of this Agreement, neither Quicksilver nor any Acquired Company has received written notice from any Governmental Entity, which remains unresolved, that any of the Wells listed on Exhibit A-1 are being overproduced; and

(ii)                                  neither Quicksilver nor any Acquired Company has received written notice that there has been any change proposed in the production allowables for any Wells listed on Exhibit A-1 except where a proposed change (if adopted or approved) would not have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 4.18(b), neither Quicksilver nor any Acquired Company is obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the O&G Interests or reflected on Exhibit A-1, Exhibit A-2 or Exhibit A-3), to deliver

Hydrocarbons, or proceeds from the sale thereof, attributable to Quicksilver’s or the Acquired Companies’ interests in the Oil and Gas Properties after the Closing Date without then or thereafter receiving payment therefor.

(c)                                  Except as set forth on Schedule 4.18(c), as of the date identified on such Schedule, there were no contracts for the purchase, sale or exchange of Hydrocarbons produced from or attributable to the Oil and Gas Properties that will be binding on BreitBurn or the Acquired Companies after Closing that BreitBurn (or the applicable Acquired Company) will not be entitled to terminate at will (without penalty) on 90 days notice or less.

(d)                                 To Quicksilver’s Knowledge, Schedule 4.18(d) sets forth all material Imbalances as of the respective dates set forth therein with respect to the Oil and Gas Properties.

Section 4.19                                Gas Regulatory Matters. Except as set forth on Schedule 4.19, (i) neither Quicksilver nor any Acquired Company is a “natural-gas company” within the meaning of the Natural Gas Act of 1938 and (ii) neither Quicksilver nor any Acquired Company has operated or provided services on its gathering facilities in a manner that would subject it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission under the Natural Gas Act of 1938. Neither Quicksilver nor any Acquired Company has performed services, and is subject to regulation, under Section 311 of the Natural Gas Policy Act of 1978.

Section 4.20                                Affiliate Transactions. Except as set forth on Schedule 6.7(a), neither Quicksilver nor any Affiliate of Quicksilver (other than any of the Transferred Companies) provides or causes to be provided to any Transferred Company any products, services, equipment, facilities or similar items that, individually or in the aggregate, are or may reasonably be expected to be material to the Business or the Acquired Assets.

Section 4.21                                Special Warranty of Title. The Interests are free from the claims of any Person lawfully claiming or to claim the same or any part thereof, by, through or under Quicksilver, by virtue of any prior conveyance, lien or encumbrance made, done or suffered by Quicksilver, except for Permitted Liens.

Section 4.22                                Accuracy of Data. To Quicksilver’s Knowledge, the historical factual information, excluding title information, supplied by Quicksilver or its Affiliates to Schlumberger Data and Consulting Services in the preparation of its report dated as of July 12, 2007 with respect to the Acquired Assets located in Michigan and located in the virtual data room in subfolders 1.01.01 and July 16, 2007 with respect to the Acquired Assets located in Indiana and Kentucky and located in the virtual data room in subfolders 2.01.01 is accurate and complete in all material respects. To Quicksilver’s Knowledge, the historical production data on the publications entitled (a) 2.01.03.001 Indiana and Kentucky Aries Database in the data-room folder 2.01.03 Indiana and Kentucky Aries Database, and (b) 1.01.03.002 Aries Database in the data-room folder 1.01.03 Michigan Aries Database, to the extent relating to the Acquired Assets, is accurate and complete in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BREITBURN AND BREITBURN PARENT

BreitBurn hereby represents and warrants to Quicksilver, as of the date of this Agreement or as of such other date as may be expressly provided below, as follows:

Section 5.1                                      Due Organization and Power of BreitBurn. BreitBurn is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited partnership power and authority to own, lease and operate the properties used in its business and to carry on its business as the same is now being conducted. BreitBurn is duly authorized, qualified or licensed to do business as a limited partnership and in good standing in every jurisdiction wherein, by reason of the nature of its business, it is required to be.

Section 5.2                                      Authorization and Validity of Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partner action, and BreitBurn has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by BreitBurn and constitutes a valid and legally binding obligation of BreitBurn, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditor’s rights generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3                                      Non-Contravention. The execution and delivery by BreitBurn of this Agreement does not, and the consummation by BreitBurn of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the formation, organization, partnership agreement or other governing documents of BreitBurn or (b) assuming all Permits and Third-Party Approvals set forth on Schedule 5.4(a) are obtained or made, (i) violate any Law or Order to which BreitBurn is subject or (ii) result in any breach or creation of any Lien or constitute default under any contract to which BreitBurn is subject or is a party.

Section 5.4                                      Governmental Approvals; Consents and Actions.

(a)                                  Except as set forth in Schedule 5.4(a) and except as contemplated under the Registration Rights Agreement, no Permit from or of any Governmental Entity or any Third-Party Approval is required on the part of BreitBurn in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such Permits or Third-Party Approvals which have been obtained.

(b)                                 Except as set forth in Schedule 5.4(b), there are no (i) Orders against or affecting BreitBurn or its Affiliates or (ii) Actions pending or, to the Knowledge of BreitBurn, threatened against or affecting BreitBurn or its Affiliates (A) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement, (B) preventing BreitBurn from performing in all material respects its obligations under this Agreement or (C) which would hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 5.5                                      Investment Intent. BreitBurn is aware that the Equity Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state or foreign securities Laws. BreitBurn is not an underwriter, as such term is defined under the Securities Act, and BreitBurn is purchasing the Equity Interests, solely for investment, with no intention to distribute any of the Equity Interests to any Person.

Section 5.6                                      Independent Decision; Hazardous Materials. BreitBurn (i) has knowledge and experience in financial and business matters, (ii) has the capability of evaluating the merits and risks of investing in the Interests, (iii) can bear the economic risk of the transactions contemplated hereby and an investment in the Interests (and BreitBurn can afford a complete loss of such investment), and (iv) is not in a disparate bargaining position with Quicksilver.

(a)                                  BREITBURN ACKNOWLEDGES THAT THE ACQUIRED ASSETS, AS WELL AS THE PROPERTIES AND ASSETS OF THE ACQUIRED COMPANIES AND WCGP, HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE ACQUIRED ASSETS (OR ASSETS OF WCGP) OR ASSOCIATED THEREWITH. PERSONAL PROPERTY AND SITES INCLUDED IN SUCH ACQUIRED ASSETS AND PROPERTIES MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS MATERIALS. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON, OR INCLUDED IN SUCH ACQUIRED ASSETS (OR ASSETS OF WCGP) MAY CONTAIN NORM, ASBESTOS AND OTHER WASTES OR HAZARDOUS MATERIALS. NORM, ASBESTOS OR ASBESTOS CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA AND EQUIPMENT, INCLUDING WITHOUT LIMITATION, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA OR EQUIPMENT, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM SUCH ACQUIRED ASSETS OR PROPERTIES. NOTWITHSTANDING ANYTHING STATED IN THIS AGREEMENT TO THE CONTRARY, BUT WITHOUT LIMITING BREITBURN’S RIGHTS HEREUNDER FOR A BREACH OF SECTION 4.13, THE EXISTENCE OF NORM, ASBESTOS OR ASBESTOS CONTAINING MATERIAL IN, ON OR RELATING TO ANY OF THE ACQUIRED ASSETS, OR ANY OF THE PROPERTIES AND ASSETS OF THE ACQUIRED COMPANIES AND WCGP, SHALL NOT CONSTITUTE OR GIVE RISE TO ANY CLAIMS BY BREITBURN.

Section 5.7                                      Financial Capacity; No Financing Condition. BreitBurn will have available to it as of the Closing Date funds sufficient to consummate the transactions contemplated by this Agreement. BreitBurn understands that its obligations to effect the transactions contemplated hereby are not subject to the availability of financing to BreitBurn or any other Person.

Section 5.8                                      Finders; Brokers. Neither BreitBurn nor its Affiliates is a party to any contract with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement, for which Quicksilver shall incur any liability.

Section 5.9                                      No Knowledge of Quicksilver’s Breach. BreitBurn does not have Knowledge of any breach of any representation or warranty by Quicksilver or, as of the date hereof, of any other condition or circumstance that would excuse BreitBurn from its timely performance of its obligations hereunder.

Section 5.10                                Capitalization of BreitBurn Parent and Valid Issuance of Common Units.

(a)                                  BreitBurn has made available to Quicksilver a true and correct copy of the Partnership Agreement, as amended through the date hereof. The Common Units comprising the Equity Consideration shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Partnership Agreement.

(b)                                 As of the date of this Agreement, the issued and outstanding limited partner interests of BreitBurn Parent consist of 29,006,002 Common Units. The only issued and outstanding general partner interests of BreitBurn Parent are the interests of the General Partner described in the Partnership Agreement. All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement and are fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)). All general partner interests of BreitBurn Parent have been duly authorized and validly issued in accordance with the Partnership Agreement.

(c)                                  Except as set forth in Schedule 5.10(c), BreitBurn Parent has no equity compensation plans that contemplate the issuance of partnership interests of BreitBurn Parent (or securities convertible into or exchangeable for partnership interests of BreitBurn Parent). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote is issued or outstanding. Except as set forth in Schedule 5.10(c), as contemplated by this Agreement, or as are contained in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating BreitBurn Parent or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interests in BreitBurn Parent or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of BreitBurn Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests in BreitBurn Parent or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which BreitBurn Parent or any of its Subsidiaries is a party with respect to the voting of the equity interests of BreitBurn Parent or any of its Subsidiaries.

(d)                                 (i)  All of the issued and outstanding equity interests of each of BreitBurn Parent’s Subsidiaries are owned, directly or indirectly, by BreitBurn Parent free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be set forth in Schedule 5.10(d)) and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law or in the organizational documents of BreitBurn Parent’s Subsidiaries, as applicable) and nonassessable (except as nonassessability may be affected by matters described in Section 17-303, 17-607 and 17-804 of the Delaware LP Act and Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)) and are free of preemptive rights with no personal liability attaching to the ownership thereof; and (ii) except as disclosed in the BreitBurn Parent SEC Documents, neither BreitBurn Parent nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(e)                                  The issuance of the Common Units comprising the Equity Consideration and the limited partner interests represented thereby has been duly authorized by BreitBurn Parent pursuant to the Partnership Agreement and, when issued and delivered to Quicksilver in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement, this Agreement and under applicable state and federal securities Laws and other than such Liens as are created by Quicksilver.

(f)                                    The Common Units comprising the Equity Consideration will be issued in compliance with all applicable rules of The Nasdaq Global Market. Prior to the Closing Date, BreitBurn Parent will submit to The Nasdaq Global Market a Notification Form:  Listing of Additional Common Units with respect to the Common Units comprising the Equity Consideration. BreitBurn Parent’s currently outstanding Common Units are quoted on The Nasdaq Global Market and BreitBurn Parent has not received any notice of delisting.

Section 5.11                                SEC Documents. BreitBurn Parent has filed timely with the SEC all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “BreitBurn Parent SEC Documents”). The BreitBurn Parent SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “BreitBurn Parent Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed BreitBurn Parent SEC Document filed prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the BreitBurn Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the BreitBurn Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (v) in the case of the BreitBurn Parent Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of BreitBurn Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to BreitBurn Parent and the General Partner and has not resigned or been dismissed as independent registered public accountants of BreitBurn Parent and the General Partner as a result of or in connection with any disagreement with BreitBurn Parent or the General Partner on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 5.12                                Tax. For United States federal Tax purposes (and state, local, and foreign Tax purposes where applicable), BreitBurn is disregarded as an entity separate from BreitBurn Parent. BreitBurn Parent is, and has only been, classified as either a disregarded entity or a partnership for United States federal Tax purposes (and state, local, and foreign Tax purposes where applicable). BreitBurn Parent does, and reasonably expects to continue to, meet the gross income requirements of Section 7704(c)(2) of the Code, and BreitBurn Parent is not, and does not reasonably expect to be, treated as a corporation under Section 7704(a) of the Code or Treasury Regulations section 301.7701-2.

Section 5.13                                Investment Company Status. BreitBurn Parent is not now, and after the issuance of the Common Units comprising the Equity Consideration will not be, and is not controlled by or under common control with, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14                                Offering. Assuming the accuracy of the representations and warranties of Quicksilver contained in Section 3.5 of this Agreement, the issuance of the Common Units comprising the Equity Consideration pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither BreitBurn Parent nor any authorized representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 5.15                                Internal Accounting Controls. BreitBurn Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 5.16                                Material Agreements. BreitBurn has provided Quicksilver with, or made available to Quicksilver through the BreitBurn Parent SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the SEC) and of all exhibits to the BreitBurn Parent SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by BreitBurn Parent.

ARTICLE VI

AGREEMENTS OF BREITBURN AND QUICKSILVER

Section 6.1                                      Operation of the Business. Except as otherwise contemplated by this Agreement or as set forth in Schedule 6.1 (and any actions, matters or expenditures described or referred to on Schedule 6.1 are hereby deemed approved and authorized in all respects), from the date of this Agreement and continuing until Closing, Quicksilver:

(a) shall, with respect to the QRI Assets, and

(b) shall cause each of the Acquired Companies, with respect to the other Acquired Assets owned by them, to:

(i) operate and maintain such Acquired Assets in the ordinary course, consistent with its respective past practices, and (ii) not take any of the following actions, without the prior written approval of BreitBurn:

(A)                              sell, transfer or otherwise dispose of or encumber any of the Acquired Assets, including any right under any Contract or Permit or any proprietary right or other intangible asset, except (1) with respect to any of the Acquired Assets other than Oil and Gas Properties and Wells, in the ordinary course of business, (2) for Permitted Liens, and (3) as contemplated in this Agreement;

(B)                                waive, release, cancel, settle or compromise any Action for an amount in excess of $1,000,000;

(C)                                make any loan to or enter into any transaction with any Business Employees or any directors, officers or employees of the Acquired Companies, except for the payment of salaries and benefits to which all similarly situated employees are generally entitled, and except for such other payments that BreitBurn and the Acquired Companies will not be responsible for after Closing;

(D)                               incur, assume or guarantee any indebtedness for borrowed money, or issue any notes, bonds, debentures or other similar securities, or grant any option, warrant or right to purchase any of the same, or issue any security convertible or exchangeable or exercisable for debt securities of any of the Acquired Companies;

(E)                                 make or change any material Tax elections (except as required by Law and except in connection with the Conversion), or settle or compromise any material Tax liability;

(F)                                 except as may be required as a result of a change in Law or in GAAP, materially change any of the accounting methods or principles used by any of the Acquired Companies (other than with regard to the Conversion);

(G)                                make any capital expenditure or make any commitment to make any capital expenditure in excess of $2,500,000, other than (1) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business or (2) as may be necessary to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation;

(H)                               declare or make dividends or other distributions with regard to the Equity Interests, other than cash dividends;

(I)                                    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring, except in connection with the Conversion;

(J)                                   pledge or mortgage any of the Acquired Assets or otherwise cause or permit a Lien (other than a Permitted Lien) to exist against any of the Acquired Assets;

(K)                               effect any split, combination or reclassification of the securities of any of the Acquired Companies, except in connection with the Conversion;

(L)                                 knowingly allow any Permits held by any of the Acquired Companies (or any Permit constituting part of the Acquired Assets) to terminate or lapse, unless no longer required by Law in connection with the Business;

(M)                            amend, modify, terminate or allow to lapse or expire any Disclosed Contract; provided that Quicksilver may terminate any Affiliate Agreement prior to Closing;

(N)                               create any Liens on any of the QRI Assets or the Acquired Companies’ assets, other than Permitted Liens;

(O)                               except as required by Law, enter into, amend, or revise (and Quicksilver shall not permit to be entered into, amended or revised) any employment agreement or grant (and Quicksilver shall not permit to be granted) any material increase in the compensation or benefits of any Business Employee unless such increase applies to substantially all of the other employees covered under the applicable employee benefit program; or

(P)                                 agree, whether in writing or otherwise, to do any of the foregoing.

BreitBurn’s approval of any action restricted by clause (B), (G), (M) or (P) of this Section 6.1(b)(ii) shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Quicksilver’s notice) of Quicksilver’s notice to BreitBurn requesting such consent unless BreitBurn notifies Quicksilver to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.1, in the event of an emergency, Quicksilver may take such action as reasonably necessary and shall notify BreitBurn of such action promptly thereafter.

Section 6.2                                      Efforts; Cooperation; HSR and Other Filings.

(a)                                  Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to refrain from taking any action within its control which would cause a breach of any of its representations and warranties contained in this Agreement or which would prevent it from delivering to the other Party the certificates which it is required to deliver pursuant to Section 2.11(c) or 2.12(c), as the case may be.

(b)                                 BreitBurn and Quicksilver shall timely and promptly make all filings which may be required by any of them by Law in connection with the consummation of the transactions contemplated hereby, including, without limitation, those filings required under the Hart-Scott Act; provided, however, that the Parties shall make all filings required by either of them under the Hart-Scott Act within ten (10) Business Days after the date hereof. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity and correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party and its representatives and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby. With the exception of payment of the required filing fees and the Parties’ costs and expenses necessary to prosecute such filings, neither Quicksilver nor BreitBurn shall be required to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person in connection therewith; provided, however, that any filing fees incurred in connection with filings made in accordance with the Hart-Scott Act in connection with the consummation of the transactions contemplated in this Agreement, shall be paid and borne solely by BreitBurn.

Section 6.3                                      Public Disclosures. Prior to the Closing Date and for a period of thirty (30) days following the Closing Date, no Party will (and each Party will ensure that its Affiliates and their respective representatives will not) issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the above, nothing in this Section 6.3 will preclude any Person from making any disclosures it reasonably believes are required by Law or stock exchange rules or necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity; provided that the respective Party shall endeavor to allow the other Party reasonable time to review and comment thereon in advance of such disclosure.

Section 6.4                                      Pre-Closing Access; Post-Closing Delivery and Access to Records and Personnel.

(a)                                  Pre-Closing Access. From and after the date of this Agreement, but subject to the other provisions of this Section 6.4, Section 6.14(a) and subject to obtaining any required consents of third-party operators, Quicksilver will, and will cause the Acquired Companies to, afford BreitBurn and its representatives access, during normal business hours, to the Acquired Assets and offices, personnel and all books and records of Quicksilver and the

Acquired Companies regarding the Acquired Assets in order for BreitBurn to conduct an Environmental Assessment in accordance with Section 6.14(a) and a title examination with respect to the Oil and Gas Properties in order to determine whether Title Defects or Environmental Defects exist, insofar as such books and records are in possession of Quicksilver or the Acquired Companies and can be disclosed without consent or approval of any third party or would not result in the loss or waiver of any legal right or privilege; provided further Quicksilver and the Acquired Companies will use their reasonable efforts to obtain a waiver of any such third party restrictions in favor of BreitBurn, but without being obligated to pay any consideration or waive or release any right or privilege to obtain such waiver. Subject to the foregoing, BreitBurn and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records, in each case insofar as the same relate to the Interests and may now be in existence and in the possession of Quicksilver and the Acquired Companies. BreitBurn will not contact any of the customers or suppliers of Quicksilver or the Acquired Companies or their Working Interest co-owners, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby without the specific prior authorization of Quicksilver, which consent will not be unreasonably withheld and may be made subject to reasonable restrictions. BreitBurn shall coordinate its physical inspections of the Acquired Assets with Quicksilver to minimize any inconvenience to or interruption of the conduct of Business. BreitBurn shall abide by all of Quicksilver’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Acquired Assets. Any Environmental Assessment shall also be subject to the further provisions of Section 6.14(a). In addition, BreitBurn agrees to the following with regard to such pre-Closing diligence activities, including any Environmental Assessment:

(i)  BreitBurn agrees to promptly provide Quicksilver, but in no less than five (5) Business Days after receipt or creation, copies of all reports and test results, prepared by BreitBurn and/or any of BreitBurn’s representatives and which contain data collected or generated from BreitBurn’s due diligence with respect to the Acquired Assets. Quicksilver shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Acquired Assets or to the accuracy of said documents or the information contained therein.

(ii) Upon completion of BreitBurn’s due diligence, BreitBurn shall, at its sole cost and expense and without any cost or expense to Quicksilver or the Transferred Companies: (1) repair all damage done to the Acquired Assets in connection with BreitBurn’s due diligence, (2) restore the Acquired Assets to the approximate same or better condition than it was prior to commencement of BreitBurn’s due diligence and (3) remove all equipment, tools or other property brought onto the Acquired Assets in connection with BreitBurn’s due diligence. Any disturbance to the Acquired Assets (including, without limitation, the real property associated with such Acquired Assets) resulting from BreitBurn’s due diligence will be promptly corrected by BreitBurn.

(iii)  BreitBurn hereby agrees to DEFEND, RELEASE, INDEMNIFY and HOLD HARMLESS each of Quicksilver, the Transferred Companies, any third-party operators of any of the Acquired Assets, and each of the other Quicksilver Indemnified Parties, from and against any and all Damages arising out of, resulting from or relating to any field visit, Environmental Assessment, or other due diligence activity conducted by BreitBurn or any of BreitBurn’s employees, agents, consultants, or representatives, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY QUICKSILVER, ANY OF THE TRANSFERRED COMPANIES, ANY OTHER MEMBER OF THE QUICKSILVER INDEMNIFIED PARTIES OR ANY OTHER PERSON, EXCLUDING QUICKSILVER’S OR ANY TRANSFERRED COMPANY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT, FOR THE PURPOSES OF THIS SECTION 6.4(a)(iii), DAMAGES SHALL NOT INCLUDE DAMAGES TO THE EXTENT RESULTING SOLELY FROM THE DISCOVERY BY BREITBURN, ITS OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES, EMPLOYEES, SUCCESSORS OR ASSIGNS OF ANY PRE-EXISTING CONDITION.

(b)                                 Post-Closing Delivery of Books and Records. Quicksilver shall deliver to BreitBurn, within fifteen (15) Business Days following the Closing Date, all books, records, documents, instruments, accounts, correspondence, writings, Contracts, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Acquired Assets or the Transferred Companies, to the extent in the possession of Quicksilver or any Affiliate of Quicksilver (including the Acquired Companies) and to the extent not constituting the Excluded Assets (collectively, the “Books and Records”). Quicksilver may retain copies of any or all of the Books and Records for its files.

(c)                                  Post-Closing Retention of Books and Records. BreitBurn shall retain the Books and Records for the period of time set forth in its records retention policies on the Closing Date which shall not be less than six (6) years (or for tax records, seven years), or for such longer period as may be required by Law or any applicable court Order, or for the term required by BreitBurn’s records retention policy. At any time during such period, Quicksilver may, upon its request and at its expense, copy all or any part of such Books and Records as Quicksilver may reasonably require. Notwithstanding the foregoing, BreitBurn shall retain (or cause the Acquired Companies to retain) for such longer periods any and all Books and Records that relate to any ongoing Action until such time as BreitBurn is notified of the final conclusion of such matter.

(d)                                 Reasonable Post-Closing Access. After Closing, the Parties will allow each other reasonable access to the Books and Records, and to personnel having knowledge of the whereabouts or contents of such Books and Records, for legitimate legal, tax or accounting reasons, such as the preparation of Tax Returns, the defense of Actions and responding to data requests from Governmental Entities. Subject to Article IX, each Party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such records or personnel to the other Party.

Section 6.5                                      Employee Matters.

(a)                                  Quicksilver shall use its good faith efforts to make available to BreitBurn all of the Business Employees listed on Schedule 4.12, to discuss potential employment with BreitBurn or an Affiliate of BreitBurn on and after Closing (such entity that makes any employment offers is herein referred to as the “BreitBurn Employer”). BreitBurn shall provide Quicksilver, in writing, not later than fourteen (14) calendar days prior to the Closing Date, a list of those Business Employees to whom BreitBurn intends to make offers of employment effective as of the Closing Date, together with the proposed terms of such employment (collectively, the “Designated Employees”); and BreitBurn shall cause the BreitBurn Employer to make offers of employment to the Designated Employees on the terms provided to Quicksilver, effective as of the Closing Date. BreitBurn’s determination as to which Business Employees shall be Designated Employees and the proposed terms of employment offered by the BreitBurn Employer, shall be within the sole discretion of BreitBurn; provided, however, that its election and determination shall be made in accordance with all applicable Law (and upon delivery of the written notification of the Designated Employees to Quicksilver, as described above, BreitBurn shall be deemed to have represented, warranted and certified to Quicksilver that its determination has been made in accordance with all applicable Law).

(b)                                 For a period of two (2) years following the Closing Date, Quicksilver shall not, directly or indirectly solicit for employment, by Quicksilver or any Affiliate of Quicksilver, any Designated Employee who accepts a job with BreitBurn or an Affiliate of BreitBurn pursuant to the offers of employment made pursuant to Section 6.5(a), unless (in each case prior to any such solicitation) such Designated Employee is no longer employed by BreitBurn or BreitBurn’s Affiliates; provided, however, that Quicksilver shall not be precluded from hiring any employee who has been terminated by BreitBurn or BreitBurn’s Affiliate prior to commencement of employment discussions between Quicksilver and such employee. Quicksilver acknowledges that the purpose of this covenant is to enable BreitBurn to maintain a stable workforce in order to remain in Business, and that it would disrupt, damage, impair and interfere with the Business if Quicksilver were to engage in the solicitation prohibited hereby.

Section 6.6                                      Workforce Reduction Notices. Quicksilver shall be responsible for any workforce reductions carried out on or before the Closing Date and such reductions, if any, shall be done in accordance with all applicable Laws and regulations governing the employment relationship and termination thereof, including, if applicable, the Worker Adjustment and Retraining Notification Act (“WARN”) and regulations promulgated thereunder, and any comparable state or local Law. BreitBurn shall not be responsible for any obligations under WARN or its equivalent state statutes and any applicable regulations thereunder with respect to any employment terminations on or prior to the Closing Date.

Section 6.7                                      Inter-Company Transactions; Insurance.

(a)                                  Except as set forth in Schedule 6.7(a), effective as of Closing, all inter-company receivables or payables then existing between Quicksilver and any Affiliates of

Quicksilver (other than the Acquired Companies), on the one hand, and any of the Acquired Companies on the other, shall be cancelled or settled by making inter-company cash transfers so that there are no outstanding payables. If the Acquired Companies fail to have sufficient cash on hand to pay such payables or receivables or other liabilities in full, then Quicksilver shall nonetheless cause all such remaining payables or receivables to be canceled as of Closing without further liability relating to such inter-company transactions.

(b)                                 Notwithstanding their exclusion from Current Assets, any insurance proceeds receivable of the Acquired Companies for casualty losses suffered by the Acquired Companies before, on or after the date of this Agreement shall remain with the Acquired Companies, as applicable, after Closing. If any casualty losses are incurred by the Acquired Companies after the date of this Agreement and prior to Closing, and such losses are insured by Quicksilver’s insurance policies, then Quicksilver shall use commercially reasonable efforts to make claims relating to those losses and Quicksilver shall pay to the Acquired Companies any amounts received by Quicksilver pursuant to such claims, less any collection costs. The Acquired Companies may use any proceeds of such insurance receivables to repair property damage or replace the property on account of which such casualty insurance proceeds have been paid to a Acquired Company.

Section 6.8                                      Release of Guarantees and Bonds. BreitBurn acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Quicksilver or its Affiliates with Governmental Entities and relating to the Acquired Assets or the other Interests and set forth on Schedule 6.8 (collectively, the “Bonds”) are transferable to BreitBurn. On or before the Closing Date, BreitBurn shall obtain, or cause to be obtained in the name of BreitBurn or its designee, replacements for such Bonds to the extent such replacements are necessary to permit the cancellation and complete release of the Bonds posted by Quicksilver and/or such Affiliates. In addition, at or prior to Closing, BreitBurn shall deliver to Quicksilver evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such authorities to own and, where appropriate, operate, the Acquired Assets, the Acquired Companies, or the other Interests.

Section 6.9                                      Amendments of Disclosure Schedules.

(a)                                  Prior to Closing, Quicksilver may, from time to time, by delivering a written copy thereof to BreitBurn, supplement or amend its disclosure schedules attached to this Agreement relating to any representations or warranties of Quicksilver (collectively, the “Disclosure Schedules”), to include reference to any matter relating to Quicksilver, the Acquired Assets, the Interests or the Transferred Companies which first arises or occurs after the date of execution of this Agreement and does not result from a breach by Quicksilver of any covenant set forth in Article VI.

(b)                                 Any such supplement or amendment of any such Disclosure Schedule by Quicksilver under Section 6.9(a) above will be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement, and BreitBurn shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty.

Section 6.10                                Removal of Quicksilver Identification. BreitBurn shall, and shall cause its Affiliates and Subsidiaries to, not use the name “Quicksilver” (or any variations or derivatives thereof); and, within ninety (90) days after the Closing Date, BreitBurn shall, and shall cause the Acquired Companies, to remove, destroy or completely obscure (e.g., paint over) all visible names, symbols, tradenames, trademarks and logos of “Quicksilver” with regard to any assets of the Acquired Companies or with regard to the Acquired Assets.

Section 6.11                                Assigned QRI Assets. Quicksilver shall use commercially reasonable efforts to procure any required third-party consents necessary to transfer the QRI Assets to BreitBurn, but without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent. If the Parties are not able to effect the assignment of any of the QRI Assets at Closing due to the lack of a required third-party consent to transfer the same, such QRI Assts shall not be deemed assigned at Closing via the Asset Assignments. Until any such consents are obtained and the non-assigned QRI Assets are assigned, to the extent permissible under Law and under the terms of any Contracts applicable thereto, Quicksilver shall use commercially reasonable efforts post-Closing to (i) continue to perform the liabilities and obligations under or with regard to any non-assigned QRI Assets, (ii) hold such non-assigned QRI Assets in trust for the benefit of BreitBurn and shall promptly forward to BreitBurn, any monies or other benefits received that are attributable to such non-assigned QRI Assets, and (iii) endeavor to mutually agree with BreitBurn to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such non-assigned QRI Assets had been assigned. BreitBurn shall promptly reimburse Quicksilver for, and shall DEFEND, INDEMNIFY AND HOLD HARMLESS all Quicksilver Indemnified Parties from and against, any and all fees, costs, expenses and Damages incurred by Quicksilver or any Quicksilver Indemnified Party in connection with any action taken by Quicksilver pursuant to the preceding sentence, IN EACH CASE, REGARDLESS OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY KIND OF QUICKSILVER, BREITBURN, THE TRANSFERRED COMPANIES, OR ANY OTHER PARTY OR PERSON. If the foregoing arrangements are not permissible under Law or under the terms of any Contracts applicable thereto, then the Parties shall use commercially reasonable efforts to take such other actions or put into place such other arrangements as are permissible with regard to the non-assigned QRI Assets so as to provide the Parties with the same economic results as would otherwise have resulted.

Section 6.12                                Title Defects; Title Defect Procedure and Adjustments.

(a)                                  Title Defect Notices. On or before 5:00 p.m. (Eastern Time) of the fifth (5th) day before Closing (the “Title Claim Date”), BreitBurn may deliver claim notices to Quicksilver meeting the requirements of this Section 6.12(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in BreitBurn’s good faith opinion, constitute Title Defects and which BreitBurn intends to assert as a Title Defect pursuant to this Section 6.12. For all purposes of this Agreement and notwithstanding anything herein to the contrary, BreitBurn shall be deemed to have waived, and Quicksilver shall have no liability for, any Title Defect which BreitBurn fails to assert as a Title Defect by a Title Defect Notice received by Quicksilver on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Well(s) or well location(s) (and the applicable zone(s) therein) and/or other Acquired Assets affected by the Title Defect (each a “Title Defect Property”), (iii) the allocated value of each Title Defect Property as set forth on Schedule 6.12(a) (the “Preliminary Allocated Value”), (iv) supporting documents reasonably necessary for Quicksilver to verify the existence of the alleged Title Defect(s), and (v) the amount by which BreitBurn reasonably believes the Preliminary Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which BreitBurn’s belief is based. To give Quicksilver an opportunity to commence reviewing and curing Title Defects, BreitBurn agrees to use reasonable efforts to give Quicksilver, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by BreitBurn during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. BreitBurn shall also promptly furnish Quicksilver with written notice of any Title Benefit which is discovered by any of BreitBurn’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting BreitBurn’s due diligence with respect to the Wells or Oil and Gas Properties or other Acquired Assets prior to the Title Claim Date.

(b)                                 Title Benefit Notices. Quicksilver shall have the right, but not the obligation, to deliver to BreitBurn on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Wells or well location(s) (and the applicable zone(s) therein) and/or other Acquired Assets affected by the Title Benefit, and (iii) the amount by which Quicksilver reasonably believes the Preliminary Allocated Value of those Well(s) or well location(s) (and the applicable zone(s) therein) and/or other Acquired Assets have increased by the Title Benefit, and the computations upon which Quicksilver’s belief is based.

(c)                                  Quicksilver’s Right to Cure Title Defects. Quicksilver shall have the right, but not the obligation, to attempt, at its sole cost, to cure any asserted Title Defects at any time prior to Closing (the “Cure Period”). If a Title Defect is reasonably susceptible of being cured but is not cured on or before the Closing Date, BreitBurn and Quicksilver agree that Quicksilver will also have the right to elect to (i) exclude the affected Title Defect Property (other than Fixed Facilities that constitute Title Defect Properties) from the contribution at Closing (and to the extent that such excluded Title Defect Property is currently held by a Acquired Company, then it will be transferred to Quicksilver prior to Closing), (ii) attempt to cure such defect (and attempt to cure any such defect with respect to Fixed Facilities that constitute Title Defect Properties) for a period of up to ninety (90) days after the Closing Date, and until cured, the Preliminary Allocated Value of such excluded Title Defect Property (and, in the case of Fixed Facilities that constitute Title Defect Properties, the Title Defect Amount determined under this Section 6.12 with respect thereto) will be withheld from the Closing Date Consideration at Closing. If cured within this 90-day period, then, within five (5) Business Days after such Title Defect is cured, (x) BreitBurn shall pay and deliver to Quicksilver the Preliminary Allocated Value (or the Title Defect Amount) therefor, as applicable, which was deducted from the Closing Date Consideration, together with interest at the Interest Rate from, and including, the Closing Date to, but excluding, the date of payment, and (y) Quicksilver will deliver to BreitBurn an assignment of such Title Defect Property if withheld at Closing, upon the same terms and conditions set forth in the Asset Assignments. BreitBurn shall provide Quicksilver and their representatives access to the other Acquired Assets, and all Books and Records after Closing in connection with Quicksilver’s efforts to cure the alleged defect. If, post-Closing, the Parties dispute whether such Title Defect has been cured, then the matter shall be resolved in a manner described in Section 6.12(i) below, and the post-Closing payment and delivery of the assignment, if any, provided for in this Section 6.12(c) shall be made as provided in this Section 6.12(c) when such dispute is resolved pursuant to Section 6.12(i).

(d)                                 Remedies for Title Defects. Subject to Quicksilver’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by BreitBurn in accordance with this Section 6.12 is not waived in writing by BreitBurn or cured on or before Closing, Quicksilver shall, at its sole option, elect to either:

(i)                                     subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Initial Consideration by an amount  determined pursuant to Sections 6.12(f), 6.12(h) and 6.12(i) as being the value of such Title Defect (the “Title Defect Amount”); or

(ii)                                  retain the entirety of the Title Defect Property that is subject to such Title Defect in which event the Initial Consideration shall be reduced by an amount equal to the Preliminary Allocated Value of such Title Defect Property; or

(iii)                               provide BreitBurn with an indemnity (the terms of such indemnity to be reasonably satisfactory to BreitBurn) for such Title Defect under the Title Indemnity Agreement (but in no case shall Quicksilver’s liability with regard thereto exceed the Preliminary Allocated Value for the applicable Title Defect Property), in which case the Title Defect Property shall be sold to BreitBurn at Closing with no adjustment to the Initial Consideration; or

(iv)                              if applicable, terminate this Agreement pursuant to Section 8.1(c).

(e)                                  Remedies for Title Benefits. Subject to Section 6.12(h), with respect to each Well, well location or Oil and Gas Property (and the applicable zone(s) therein) and/or other Acquired Assets affected by Title Benefits reported under Section 6.12(a) or Section 6.12(b), the Initial Consideration shall be increased by an amount equal to the increase in the Preliminary Allocated Value for such Wells and well locations (and the applicable zone(s) therein) and/or other Acquired Assets caused by such Title Benefits, as determined pursuant to Section 6.12(g), 6.12(h) and 6.12(i) (the “Title Benefit Amount”).

(f)                                    Title Defect Amount. The Title Defect Amount for any applicable Title Defect shall be determined in accordance with the following terms and conditions:

(i)                                     if BreitBurn and Quicksilver agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a Lien or encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property, not to exceed, however, the Preliminary Allocated Value thereof;

(iii)                               if the Title Defect represents a discrepancy between (1) the Net Revenue Interest for any Title Defect Property and (2) the Net Revenue Interest for such property as stated in Exhibit A-1, then the Title Defect Amount shall be the product of the Preliminary Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the decreased Net Revenue Interest and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 therefor;

(iv)                              if the Title Defect results from the failure to own a valid right to use the land on which a portion of the Fixed Facilities is located, the Title Defect Amount with respect to such Title Defect shall be the lesser of the cost per rod (or per acre in the case of tracts outside the pipeline right-of-way) prevailing in the area of such portion of the Fixed Facilities for the acquisition of easements, rights-of-way, surface leases, fee parcels or licenses covering such land that are similar to those on which the adjacent Fixed Facilities are located or the actual acquisition cost paid by BreitBurn, a Acquired Company or their respective Affiliate for such similar easements, rights-of-way, surface leases, fee parcels or licenses covering such land;

(v)                                 if the Title Defect represents an obligation or encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Preliminary Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by BreitBurn and Quicksilver and such other reasonable factors as are necessary to make a proper evaluation, not to exceed, however, the Preliminary Allocated Value thereof;

(vi)                              the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder; and

(vii)                           notwithstanding anything to the contrary in this Section 6.12, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Preliminary Allocated Value of the Title Defect Property.

(g)                                 Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if BreitBurn and Quicksilver agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)                                  if the Title Benefit represents a discrepancy between (1) the Net Revenue Interest for any Well or well location (or the specified zone(s) therein) and (2) the Net Revenue Interest stated in Exhibit A-1, then the Title Benefit Amount shall be the product of the Preliminary Allocated Value of the affected Well or well location (or the specified zone(s) therein) multiplied by a fraction, the numerator of which is the increased Net Revenue Interest and the denominator of which is the Net Revenue Interest stated in Exhibit A-1; and

(iii)                               if the Title Benefit represents a decrease in the Working Interest stated in Exhibit A-1, the Title Benefit Amount shall be determined by taking into account the Preliminary Allocated Value of the property affected thereby, the portion of such property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such property, the values placed upon the Title Benefit by BreitBurn and Quicksilver and such other reasonable factors as are necessary to make a proper evaluation.

(h)                                 Individual Title Defect Thresholds; Aggregate Deductible. Notwithstanding anything stated herein to the contrary and subject to the overall cap provided in this Section 6.12(h), (i) in no event shall there be any adjustments to the Initial Consideration or other remedies provided by Quicksilver for any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold (nor shall there be an adjustment for any individual Title Benefit for which the Title Benefit Amount does not exceed an amount equal to the Individual Title Defect Threshold); and (ii) in no event shall there be any adjustments to the Initial Consideration or other remedies provided by Quicksilver for those Title Defects that exceed the Individual Title Defect Threshold (each, a “Material Title Claim”, and collectively, “Material Title Claims”) unless the sum of all of the Material Title Claims plus all of the Material Environmental Claims exceeds the Aggregate Deductible, and after which point BreitBurn shall only be entitled to adjustments to the Initial Consideration to the extent that the sum of (A) the aggregate Title Defect Amounts for all Material Title Claims plus (B) the aggregate Environmental Defect Amounts for all Material Environmental Claims exceeds the Aggregate Deductible. Material Title Claims shall not include any Title Defect that is cured by Quicksilver. Similarly, Quicksilver shall be entitled to an upward adjustment to the Initial Consideration for Title Benefits only to the extent that the sum of those Title Benefit Amounts which, individually, exceed the Individual Title Defect Threshold, exceeds an amount equal to the Aggregate Deductible. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE AGGREGATE AMOUNT OF ALL REMEDIES PROVIDED BY QUICKSILVER FOR ANY TITLE DEFECTS AND ENVIRONMENTAL DEFECTS, INCLUDING ALL DOWNWARD ADJUSTMENTS TO THE INITIAL CONSIDERATION FOR TITLE DEFECTS AND ENVIRONMENTAL DEFECTS IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 6.12 AND SECTION 6.14, SHALL NOT EXCEED AN AMOUNT EQUAL TO $145,000,000.

(i)                                     Title Dispute Resolution. Quicksilver and BreitBurn shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Quicksilver and BreitBurn are unable to agree by Closing, (1) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 6.12(i), (2) there shall be no reduction or increase in the

Initial Consideration at Closing with respect to the Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts in dispute, and (3) all adjustments and payments, if any, with respect thereto following Closing shall be made pursuant to this Section 6.12.(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas title and who shall not have performed professional services for either Party or any of their respective Affiliates during the previous five years, as selected by mutual agreement of BreitBurn and Quicksilver within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Section 6.12 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award BreitBurn a greater Title Defect Amount than the Title Defect Amount claimed by BreitBurn in its applicable Title Defect Notice (or an amount that would be greater than the applicable Preliminary Allocated Value) and may not award Quicksilver a greater Title Benefit Amount than the Title Benefit Amount claimed by Quicksilver in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Quicksilver and BreitBurn shall bear their respective legal fees and other costs of presenting the case. Each of Quicksilver and BreitBurn shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Initial Consideration pursuant to Section 6.12, then within ten (10) days after the Title Arbitrator delivers written notice to BreitBurn and Quicksilver of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) BreitBurn shall pay to Quicksilver the amount, if any, so awarded by the Title Arbitrator to Quicksilver and (ii) Quicksilver shall pay to BreitBurn the amount, if any, so awarded by the Title Arbitrator to BreitBurn.

(j)                                     General Disclaimer of Title Warranties and Representations. Except for BreitBurn’s remedies for Title Defects set forth in this Section 6.12 and except to the extent provided in Section 4.21, Quicksilver makes no warranty or representation, express, implied, statutory or otherwise, with respect to Quicksilver’s title to any of the QRI Assets (or the Acquired Companies’ title to any of the other Acquired Assets) and BreitBurn hereby acknowledges and agrees that BreitBurn’s sole remedy for any (x) breach of the representation set forth in Section 4.21 shall be as set forth in Section 9.2(a)(i), and (y) defect of title, including any Title Defect, with respect to any of the Acquired Assets shall be as set forth in Section 6.12. No warranty of title shall be contained in the Asset Assignments.

(k)                                  Exclusive Remedy. SECTION 6.12 SHALL BE THE EXCLUSIVE RIGHT AND REMEDY OF BREITBURN WITH RESPECT TO QUICKSILVER’S (OR THE ACQUIRED COMPANIES’) FAILURE TO HAVE DEFENSIBLE TITLE WITH RESPECT TO ANY OF THE ACQUIRED ASSETS; PROVIDED, HOWEVER,

BREITBURN SHALL HAVE THE RIGHTS UNDER SECTION 9.2(a)(i) FOR THE PERIOD SET FORTH IN SECTION 9.1(a) WITH RESPECT TO A BREACH OF THE WARRANTY SET FORTH IN SECTION 4.21.

Section 6.13                                Preferential Purchase Rights.

(a)                                  Preferential Purchase Right Procedures. With respect to any preferential purchase right pertaining to any of the Interests that would be triggered by the transactions contemplated hereby (each, a “Preferential Purchase Right”), Quicksilver shall send, within ten (10) Business Days following the execution of this Agreement, to the holder of each such right a written notice, in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(b)                                 Exercise of Preferential Rights. If, prior to Closing, any holder of a Preferential Purchase Right notifies Quicksilver that it intends to consummate the purchase of any part of the Interests and/or Acquired Assets to which its Preferential Purchase Right applies (in such case, a “Preferential Right Property”), that Preferential Right Property shall be excluded from the Interests to be assigned and sold to BreitBurn hereunder, and the Initial Consideration shall be reduced by the Preliminary Allocated Value of the excluded Preferential Right Property. Quicksilver shall be entitled to all proceeds from the holder of a Preferential Purchase Right who exercises its right to purchase a Preferential Right Property prior to Closing. If the holder of such Preferential Right Property thereafter fails to consummate the purchase of the Preferential Right Property covered by such right on or before sixty (60) days following the Closing Date, then Quicksilver may notify BreitBurn, and BreitBurn, if notified, shall purchase, on or before ten (10) Business Days following receipt of such notice, the Preferential Right Property from Quicksilver, under the terms of this Agreement for a price equal to the Preliminary Allocated Value of the applicable Preferential Right Property (as the same may be otherwise adjusted in accordance with the terms hereof).

(c)                                  Expiration of Election Periods; Post-Closing. If by Closing a Preferential Purchase Right burdening any Preferential Right Property has not been exercised, the time for exercising such Preferential Purchase Right has not expired and such Preferential Purchase Right has not been waived, then that Preferential Right Property shall be excluded from the Interests to be assigned and sold to BreitBurn hereunder, and the Initial Consideration shall be reduced by the Preliminary Allocated Value of such excluded Preferential Right Property. If the time for the exercise of the Preferential Purchase Right with respect to any excluded Preferential Right Property described in this Section 6.13(c) expires following the Closing without the exercise of such Preferential Purchase Right by the holder thereof or such Preferential Purchase Right is waived, then Quicksilver may notify BreitBurn, and BreitBurn, if notified, shall purchase, on or before ten (10) Business Days following receipt of such notice, such Preferential Right Property from Quicksilver, under the terms of this Agreement for a price equal to the Preliminary Allocated Value of such Preferential Right Property (as the same may be otherwise adjusted in accordance with the terms hereof; provided, in no event shall BreitBurn have any obligation to purchase any such Preferential Right Property pursuant to this Section 6.13(c) after 90 days following the Closing Date, unless BreitBurn has failed to comply with its obligations under this Section 6.13(c) to purchase such Preferential Right Property during such 90-day period following the Closing Date). All Preferential Right Properties for which applicable Preferential

Purchase Rights have been waived prior to Closing, or as to which the period to exercise such right has expired prior to Closing, shall be sold to BreitBurn at Closing pursuant to the provisions of this Agreement.

Section 6.14                                Environmental Defects; Environmental Defect Procedure and Adjustments.

(a)                                  Environmental Assessment. Upon notice to Quicksilver, BreitBurn shall, subject to the provisions of Section 6.4(a) and this Section 6.14(a), have the right to conduct an environmental assessment of all or any portion of the Acquired Assets (the “Environmental Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Quicksilver but only to the extent that Quicksilver may grant such right without violating any obligations to any third party. The Environmental Assessment shall be conducted at the sole cost, risk and expense of BreitBurn, and shall be subject to the indemnity provisions of Section 6.4(a) and Section 9.3. Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Acquired Assets (“Invasive Activity”), BreitBurn shall furnish for Quicksilver’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. Any Invasive Activity shall be subject to the prior written approval of Quicksilver, and Quicksilver may require reasonable modifications of the proposed Invasive Activity as a condition of such approval. Quicksilver shall have the right to be present during any Environmental Assessment of the Acquired Assets and shall have the right, at its option and expense, to split samples with BreitBurn. After completing any Environmental Assessment of the Acquired Assets, BreitBurn shall, at its sole cost and expense, restore the Acquired Assets to approximately their original condition prior to the commencement of such Environmental Assessment, unless Quicksilver agrees that such restoration is unnecessary, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Environmental Assessment. BreitBurn shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by BreitBurn pursuant to any Environmental Assessment or other due diligence activity as strictly confidential prior to Closing or in perpetuity if Closing does not occur, unless disclosure of any facts discovered through such Environmental Assessment is required under any Environmental Laws. BreitBurn shall provide Quicksilver with a copy of the final draft of all environmental reports prepared by, or on behalf of, BreitBurn with respect to any Environmental Assessment or Invasive Activity conducted on the Acquired Assets. In the event that any necessary disclosures under applicable Environmental Laws are required prior to Closing with respect to matters discovered by any Environmental Assessment conducted by, for or on behalf of BreitBurn, BreitBurn agrees that Quicksilver shall be the responsible party for disclosing such matters to the appropriate Governmental Entities.

(b)                                 Environmental Defects.

(i)                                     If, as a result of its investigation pursuant to Section 6.14(a), BreitBurn determines that with respect to the Acquired Assets, there exists an Environmental Condition (other than with respect to asbestos, asbestos containing materials or NORM, and excluding any matter set forth on Schedule 4.13) (in each case, an “Environmental Defect”), then on or prior to the Title Claim Date,

BreitBurn may give Quicksilver a written notice of such Environmental Defect that sets forth the information required by this Section 6.14(b) (an “Environmental Defect Notice”). For all purposes of this Agreement, BreitBurn shall be deemed to have waived any Environmental Defect which BreitBurn fails to timely and properly assert as an Environmental Defect by an Environmental Defect Notice received by Quicksilver on or before the Title Claim Date. To be effective, an Environmental Defect Notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Acquired Asset (or portion thereof) affected by the alleged Environmental Defect, (iii) the proportionate share attributable to the Acquired Assets of the estimated Lowest Cost Response to eliminate the alleged Environmental Defect (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Quicksilver to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. BreitBurn shall furnish Quicksilver once every two (2) weeks from and after the date hereof until the Title Claim Date with Environmental Defect Notices with respect to any Environmental Defects that any employee or representative of BreitBurn discovers or becomes aware of during such two (2) week period.

(ii)                                  Quicksilver shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remediate at any time prior to Closing any Environmental Defects of which it has been advised by BreitBurn pursuant to an Environmental Defect Notice delivered before the Title Claim Date.

(iii)                               In the event that any Environmental Defect asserted by BreitBurn pursuant to an Environmental Defect Notice delivered before the Title Claim Date is not waived by BreitBurn or cured on or before the Closing Date, Quicksilver shall, at its sole election, elect (at the Closing, for Environmental Defects with respect to which no dispute exists) to do one of the following:

(1)                                  subject to the Individual Environmental Defect Threshold and Aggregate Deductible, reduce the Initial Consideration by the amount of the Environmental Defect Amount relating to such Environmental Defect as agreed upon by Quicksilver and BreitBurn or determined pursuant to Section 6.14(b)(v);

(2)                                  provided that the Parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, cure such Environmental Defect after Closing;

(3)                                  if such Environmental Defect can be cured by paying a fine or penalty, Quicksilver may cure such Environmental Defect by electing to pay such fine or penalty; or

(4)                                  if applicable, terminate this Agreement pursuant to Section 8.1(c).

(iv)                              Section 6.14(b)(iii) shall be the exclusive right and remedy of BreitBurn with respect to Environmental Defects asserted by BreitBurn pursuant to Section 6.14(b)(i).

(v)                                 Prior to Closing, Quicksilver and BreitBurn shall attempt to agree on all Environmental Defects and Environmental Defect Amounts that are the subject of timely and properly asserted Environmental Defect Notices. If Quicksilver and BreitBurn are unable to agree by Closing, (1) all Environmental Defects and/or Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.14(b)(v), (2) there shall be no reduction in the Initial Consideration at Closing with respect to the Environmental Defects and/or Environmental Defect Amounts in dispute, and (3) all adjustments and payments, if any, with respect thereto following Closing shall be made pursuant to this Section 6.14(b)(v). The arbitrator shall be an environmental consultant approved in writing by Quicksilver and BreitBurn who is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and who shall not have performed professional services for either Party or any of their respective Affiliates during the previous five years, as selected by mutual agreement of BreitBurn and Quicksilver within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Independent Expert”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Independent Expert’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Independent Expert shall be bound by the rules set forth in this Section 6.14 and, subject to the foregoing, may consider such matters as in the opinion of the Independent Expert are necessary or helpful to make a proper determination. Additionally, the Independent Expert may consult with and engage disinterested third parties to advise the Independent Expert. The Independent Expert, however, may not award BreitBurn a greater Environmental Defect Amount than the Environmental Defect Amount claimed by BreitBurn in its applicable Environmental Defect Notice. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Environmental Defect Amounts submitted by either Party pursuant to this Section 6.14(b)(v) and may not award damages, interest or penalties to either Party with respect to any matter. Quicksilver and BreitBurn shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each Party shall bear one-half of the costs and expenses of the Independent Expert. To the extent that the award of the Independent Expert with respect to any Environmental Defect Amount is not taken into account as an adjustment to the Initial Consideration at Closing pursuant to this Section 6.14, then within ten (10) days after the Independent Expert delivers written notice to BreitBurn and Quicksilver of his award with respect to an Environmental Defect Amount, (i) BreitBurn shall pay to Quicksilver the amount, if any, so awarded by the Independent Expert to

Quicksilver and (ii) Quicksilver shall pay to BreitBurn the amount, if any, so awarded by the Independent Expert to BreitBurn.

(vi)                              Notwithstanding anything stated herein to the contrary and subject to the overall cap provided in Section 6.12(h), (1) in no event shall there be any adjustments to the Initial Consideration or other remedies provided by Quicksilver for any individual Environmental Defect for which the Environmental Defect Amount does not exceed $300,000 (the “Individual Environmental Defect Threshold”); and (2) in no event shall there be any adjustments to the Initial Consideration or other remedies provided by Quicksilver for those Environmental Defects that exceed the Individual Environmental Defect Threshold (each, a “Material Environmental Claim”, and collectively, “Material Environmental Claims”) unless the sum of all of the Material Environmental Claims plus all of the Material Title Claims exceeds the Aggregate Deductible, and after which point BreitBurn shall only be entitled to adjustments to the Initial Consideration to the extent that the sum of (A) the aggregate Environmental Defect Amounts for all Material Environmental Claims plus (B) the aggregate Title Defect Amounts for all Material Title Claims exceeds the Aggregate Deductible. Material Environmental Claims shall not include any Environmental Defect that Quicksilver elects to cure pursuant to Section 6.14(b)(iii)(2) or Section 6.14(b)(iii)(3).

Section 6.15                                Historical Financial Statements.

(a)                                  Quicksilver shall use its commercially reasonable efforts to prepare, at the sole cost and expense of BreitBurn, the financial statements required by the Securities and Exchange Commission (“SEC”) (the “Special Financial Statements”), that will be required of BreitBurn or any of its Affiliates by the SEC in connection with reports, registration statements and other filings to be made by BreitBurn or any of its Affiliates related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited by Deloitte & Touche LLP (“Quicksilver’s Auditor”). Quicksilver (x) shall cooperate with and permit BreitBurn to reasonably participate in the preparation of the Special Financial Statements and (y) shall provide BreitBurn and its representatives with reasonable access to the personnel of Quicksilver and its Affiliates who engage in the preparation of the Special Financial Statements.

(b)                                 Quicksilver shall execute and deliver or cause to be executed and delivered to Quicksilver’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Quicksilver (if the financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by Quicksilver’s Auditor, with respect to the Special Financial Statements. BreitBurn agrees that (i) to the extent any such representation letter is delivered by Quicksilver’s management, or on its behalf, BreitBurn shall indemnify and hold harmless Quicksilver’s management and provide a defense for Quicksilver’s management (INCLUDING, IN EACH CASE, WITH RESPECT TO THEIR OWN NEGLIGENCE) with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of BreitBurn would be indemnified had they performed such action; (ii) BreitBurn shall provide a customary representation letter to Quicksilver’s Auditor, if reasonably requested; and (iii) BreitBurn’s existing outside auditors shall provide a customary representation letter to Quicksilver’s Auditor, if reasonably requested.

(c)                                  Quicksilver has engaged Quicksilver’s Auditor to perform an audit of the Special Financial Statements and shall use commercially reasonable efforts to cause Quicksilver’s Auditor to issue unqualified opinions with respect to the Special Financial Statements (the Special Financial Statements and related audit opinions being hereinafter referred to as the “Audited Special Financial Statements”) and provide its written consent for the use of its audit reports with respect to the Special Financial Statements in reports, registration statements or other documents filed by BreitBurn or any of its Affiliates under the Exchange Act or the Securities Act, as needed. BreitBurn shall reimburse Quicksilver for all fees charged by Quicksilver’s Auditor with respect to the preparation and delivery by Quicksilver’s Auditor to BreitBurn of the Audited Special Financial Statements and any other fees charged by Quicksilver’s Auditor to facilitate BreitBurn’s ongoing compliance with SEC rules and regulations. Quicksilver shall take all reasonable action as may be necessary to facilitate the completion of such audit and delivery of the Audited Special Financial Statements to BreitBurn or any of its Affiliates as soon as reasonably practicable, but no later than the Closing Date. BreitBurn shall reimburse Quicksilver for all reasonable costs and expenses incurred by Quicksilver in complying with this Section 6.15.

Section 6.16                                Operatorship. Within ten (10) Business Days after execution of this Agreement, Quicksilver shall send notices to all co-owners of the QRI Assets that it currently operates indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending BreitBurn (or, at BreitBurn’s request, BreitBurn’s designated Affiliate under Section 11.3) as successor operator, subject to and in reliance on BreitBurn’s representations, warranties, covenants and agreements in this Section 6.16. Quicksilver will, upon BreitBurn’s request, assist BreitBurn in its efforts to succeed Quicksilver as operator of the applicable QRI Assets, but without being obligated to pay any consideration or waive or release any right or privilege as part of such assistance. BreitBurn shall promptly, following Closing, file all appropriate forms, and declarations or bonds with federal and state agencies relative to its assumption of operatorship if BreitBurn elects to assume operatorship. For all Quicksilver-operated QRI Assets for which BreitBurn wishes to assume operatorship, Quicksilver, subject to compliance with all applicable operating agreements, shall execute and deliver to BreitBurn at Closing and BreitBurn shall promptly file all the appropriate forms with the applicable regulatory agency transferring operatorship of such QRI Assets to BreitBurn. BreitBurn represents and warrants to, and covenants and agrees with Quicksilver, that BreitBurn (or any Affiliate of BreitBurn that BreitBurn requests be nominated and recommended as successor operator pursuant to this Section 6.16), as applicable, is qualified and has the operational capability to succeed Quicksilver as operator and conduct operations to at least the same standard as Quicksilver in accordance with the terms of the applicable operating agreement (or before assuming such operatorship will be so qualified and have such operational capacity).

Section 6.17                                Cash Items. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Quicksilver, and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the QRI Assets with respect to any period of time after the Effective Time shall belong to and be paid over to BreitBurn, subject, in each case, to the adjustments provided in Sections 2.5(c) and 2.6.

Section 6.18                                Standstill. Each Party agrees that, so long as the other Party is not in material breach of the terms of this Agreement, such Party will not, and will cause each of its Affiliates and their respective officers, directors, managers, partners, employees, agents or representatives (including any financial or legal advisors or other representatives) not to, directly or indirectly, (a) solicit, initiate or facilitate (by way of furnishing information) any inquiries or proposals regarding any transaction involving, or in any way relating to, the sale of the Acquired Companies and/or the sale of all or substantially all of the Acquired Assets other than the transactions contemplated by this Agreement (a “Competing Transaction”), (b) participate in discussions or negotiations regarding, or furnish to any Person any information in connection with, a Competing Transaction, or (c) enter into any agreement regarding any Competing Transaction.

Section 6.19                                Release. On or before Closing, Quicksilver shall cause (a) the Acquired Companies to be released from any obligations in respect of the Disclosed Contracts listed in item 1 and item 2 of Schedule 4.8 and (b) any Liens encumbering any of the Interests that secure the payment of Long Term Debt or any other indebtedness for borrowed money to be released.

Section 6.20                                Quicksilver Lock-Up. Without the prior written consent of BreitBurn, Quicksilver agrees that it will not effect a sale or distribution of any of the Common Units comprising the Equity Consideration prior to the first anniversary of the Closing Date (the “Lock-Up Date”). From and after the Lock-Up Date and until eighteen (18) months after the Closing Date, Quicksilver may sell up to fifty percent (50%) of the Common Units comprising the Equity Consideration. Quicksilver shall be free to sell all or any portion of the Common Units comprising the Equity Consideration after eighteen (18) months from the Closing Date. Notwithstanding the prohibitions in this Section 6.20, Quicksilver may at any time: (a) transfer the Common Units comprising the Equity Consideration to an Affiliate of Quicksilver (provided that such Affiliate agrees to the restrictions in this Section 6.20); and (b) pledge or grant a security interest in the Common Units comprising the Equity Consideration (provided such pledgee agrees to the restrictions in this Section 6.20), and any pledgee of such Common Units shall be permitted to transfer the Common Units in connection with any exercise of its rights against Quicksilver or any of its Affiliates (provided that the transferee agrees to the restrictions in this Section 6.20).

Section 6.21                                Redemption Prohibition. BreitBurn shall not, and shall cause its Affiliates (including BreitBurn Parent) not to, repurchase or redeem Common Units or take any other action that would cause Quicksilver to own fifty percent (50%) or more of the outstanding limited partner interests of BreitBurn Parent.

Section 6.22                                Consent. BreitBurn shall obtain the consent required pursuant to the document listed under item 1 of Schedule 5.4(a).

Section 6.23                                End User Contracts.

(a)                                  If any of the Contracts provide for the sale of Hydrocarbons by Quicksilver or any of its Affiliates to a Person who is using such Hydrocarbons rather than acting as a reseller or marketer of such Hydrocarbons (the “End User Contracts”), then the following provisions of this Section 6.23 shall apply.

(b)                                 Quicksilver and BreitBurn shall use commercially reasonable efforts to identify all End User Contracts within twenty five (25) days after the date of this Agreement. Each Party shall notify the other of those Contracts which it has identified as End User Contracts.

(c)                                  Breitburn may notify Quicksilver of its election to include any one or more of the End User Contracts identified and notified by either Party pursuant to clause (b) above in the Excluded Assets, in which case such End User Contracts shall be deemed part of the Excluded Assets (the “Subject Contracts”). The aforesaid notice shall be given by BreitBurn to Quicksilver within thirty (30) days after the date of this Agreement. Any End User Contracts not included in Excluded Assets pursuant to such notice shall remain part of the Acquired Assets. If any Subject Contract is held by an Affiliate of Quicksilver, then such Subject Contract shall be assigned by such Affiliate to Quicksilver, to the extent such Subject Contract is assignable, prior to the Closing.

(d)                                 As to each Subject Contract, at Closing BreitBurn and Quicksilver shall enter into an agreement whereby BreitBurn agrees to (i) sell to Quicksilver the volumes of Hydrocarbons covered by such Subject Contract on the same terms and conditions that are contained in such Subject Contract; provided, the sales price to Quicksilver for each MMBtu or other applicable unit of measure shall be the MMBtu price or other unit price applicable under the Subject Contract less $0.02 mcfe and (ii) provide everything necessary and perform every action necessary (other than nomination, scheduling and marketing services that shall be provided by Quicksilver at its sole cost and expense), including, without limitation, providing transportation, at BreitBurn’s sole cost and expense, for Quicksilver to comply in all respects with its obligations under such Subject Contract. By way of clarification, BreitBurn shall have the same termination and non-renewal rights that Quicksilver or its Affiliate have under the Subject Contract and applicable law. BreitBurn acknowledges and agrees that Quicksilver shall have the right to terminate any of the Subject Contracts as provided therein and shall have no obligation to extend or renew any of the Subject Contracts.

(e)                                  Following the Closing, BreitBurn may notify Quicksilver of its election to accept the assignment of any one or more of the Subject Contracts, in which case Quicksilver shall assign such Subject Contracts to BreitBurn (without recourse, representation or warranty by Quicksilver but free and clear of any Liens created by, through or under Quicksilver encumbering such Subject Contracts other than Permitted Liens), subject to obtaining any required consent from the counterparty under such Subject Contracts. Any Subject Contract so assigned by Quicksilver to BreitBurn pursuant to this Section 6.23(d) shall automatically be deemed to be an Acquired Asset.

ARTICLE VII

CONDITIONS

Section 7.1                                      Conditions Precedent to Obligations of BreitBurn and Quicksilver. The respective obligations of BreitBurn and Quicksilver to consummate the transactions contemplated by this Agreement are subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)                                  No Orders or Actions. There shall have been no Order of any nature by any Governmental Entity that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement, and no Action before any Governmental Entity shall have been instituted or threatened by any Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the enforceability of this Agreement.

(b)                                 Regulatory Authorizations. All Permits of any Governmental Entity (other than any Customary Post-Closing Consents) as are necessary in connection with the transfer of the Interests to BreitBurn (except where the failure to have received such Permit would not have a Material Adverse Effect) and the issuance of Common Units comprising the Equity Consideration to Quicksilver have been obtained; and all applicable waiting periods specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott Act”) with respect to the transactions contemplated by this Agreement shall have lapsed or terminated.

Section 7.2                                      Conditions Precedent to Obligation of Quicksilver. The obligation of Quicksilver to consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver of each of the following conditions:

(a)                                  Representations and Warranties. BreitBurn’s representations and warranties made in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (disregarding the reference to the date of this Agreement set forth in the provision immediately before Section 5.1), in which case they shall be true and correct in all material respects (and in all respect, in the case of representations and warranties which are qualified by materiality) as of such earlier date.

(b)                                 Performance of Covenants. BreitBurn shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by BreitBurn prior to or at Closing.

(c)                                  Officer’s Certificate. BreitBurn shall have delivered to Quicksilver certificates signed by authorized officers of BreitBurn, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)                                 Listing of Common Units. The Nasdaq Global Market shall have approved the Common Units comprising the Equity Consideration for listing, subject only to official notice of issuance and evidence of satisfactory distribution.

(e)                                  Tax Opinions. Breitburn shall have provided to Quicksilver on the Closing Date a copy of an opinion of counsel addressed to BreitBrun and BreitBurn Parent, in the form attached as Exhibit G hereto, dated as of the Closing Date, to the effect that (i) Breitburn Parent is classified as a partnership and Breitburn is disregarded as an entity separate from Breitburn Parent for United States federal Tax purposes and (ii) at least 90% of Breitburn Parent’s current gross income constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 7.3                                      Conditions Precedent to Obligation of BreitBurn. The obligation of BreitBurn to consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver of each of the following conditions:

(a)                                  Representations and Warranties. Quicksilver’s representations and warranties made in this Agreement (i) shall be true and correct in all respects as to those representations and warranties qualified by the requirement of a Material Adverse Effect and (ii) as to all representations and warranties not covered by clause (i) preceding, shall be true and correct in all respects with the exception of inaccuracies and breaches that individually or in the aggregate have not resulted in or given rise to, or would reasonably not be expected to result in or give rise to, a Material Adverse Effect, in each case, on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (disregarding the reference to the date of this Agreement set forth in the provision immediately before Section 3.1 and Section 4.1), in which case as to such representations and warranties referenced in the immediately preceding provision shall be deemed to refer to the earlier date referenced in such representation and warranty) and in each case subject to any supplement or amendment to the Disclosure Schedules permitted by Section 6.9.

(b)                                 Performance of Covenants. Quicksilver shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Quicksilver prior to or at Closing.

(c)                                  Officer’s Certificate. Quicksilver shall have delivered to BreitBurn a certificate signed by an authorized officer of Quicksilver, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)                                 Pre-Closing Conversion. Quicksilver shall have provided documentation reasonably satisfactory to BreitBurn evidencing that the Conversions shall have been consummated and are effective under applicable state law.

(e)                                  Audited Special Financial Statements. Quicksilver shall have delivered to BreitBurn the Audited Special Financial Statements.

ARTICLE VIII

TERMINATION

Section 8.1                                      Termination Events. This Agreement may be terminated at any time prior to Closing:

(a)                                  by the mutual written consent of BreitBurn and Quicksilver;

(b)                                 by either BreitBurn or Quicksilver if Closing has not occurred by the close of business on December 31, 2007 (provided the Party seeking to terminate this Agreement is not in material default of any of its representations, warranties, covenants or agreements under this Agreement), provided, however, that such date shall be extended to accommodate any cure period specified in Section 8.1(d) or Section 8.1(e), as applicable;

(c)                                  by Quicksilver or BreitBurn, upon written notice to the other Party, in the event that the sum of (i) the downward adjustments to the Initial Consideration for Title Defects in accordance with the provisions of Section 6.12, in the aggregate, plus (ii) the downward adjustments to the Initial Consideration on account for Environmental Defects in accordance with the provisions of Section 6.14 equals or exceeds $145,000,000; provided, however, that if BreitBurn and Quicksilver have not agreed upon the aforesaid downward adjustment in the Initial Consideration attributable to any Title Defect or Environmental Defect, then the downward adjustment asserted by BreitBurn for such Title Defect or Environmental Defect shall be used only for purposes of determining Quicksilver’s right to terminate under this clause (c);

(d)                                 by BreitBurn, if Quicksilver shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3; provided, however, that the breaching Party shall first be entitled to ten (10) days’ notice and the opportunity to cure and provided furthermore that the Party seeking to so terminate not be in breach at such time;

(e)                                  by Quicksilver, if BreitBurn shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2; provided, however, that the breaching Party shall first be entitled to ten (10) days’ notice and the opportunity to cure and provided furthermore that the Party seeking to so terminate not be in breach at such time; or

(f)                                    by either BreitBurn or Quicksilver if any Law or Order or rule becomes final and effective, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party.

Section 8.2                                      Effect of Termination.

(a)                                  In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith be of no further force and effect and, except for the obligations regarding the Deposit (under Section 2.2), BreitBurn’s indemnification obligations under Section 6.4(a)(iii), the Parties’ respective obligations under Section 11.2, and BreitBurn’s obligations under the Confidentiality Agreement, all of which shall expressly survive the termination of this Agreement, neither Party shall have any further obligation or liability to the other with regard to this Agreement, the transactions contemplated hereby, or the termination hereof except to the limited extent provided in Section 2.2(b) and Section 8.2(b).

(b)                                 If all conditions precedent to the obligations of Quicksilver to consummate the transactions contemplated by this Agreement set forth in Article VII have been met and this Agreement is terminated prior to Closing pursuant to Section 8.1(d) as a result of (i) Quicksilver’s breach of any of Quicksilver’s representations and warranties contained in this Agreement or (ii) Quicksilver’s (A) intentional failure to perform in any material respect any of the covenants or agreements contained in Section 2.12 (assuming the conditions precedent to the obligations of Quicksilver to consummate the transactions contemplated by this Agreement set forth in Article VII have been met), Section 6.2(b), Section 6.15, Section 6.18 or Section 6.19 or (B) intentional failure to perform in any material respect any remaining material covenants or agreements contained in this Agreement which failure (that is, a failure referenced in this clause (B)) is designed by Quicksilver to cause one or more of the conditions to Closing set forth in Article VII not to be met, and the collective failure to perform under clauses (A) and (B) preceding results in Damages suffered by BreitBurn as a result of such termination (including any costs resulting from the unwinding or termination of any hedges or contingent hedges) of $72,500,000 or more, then notwithstanding anything to the contrary in this Agreement, Breitburn, in addition to the return of the Deposit, shall be entitled to recover from Quicksilver an amount equal to the Damages BreitBurn suffers as a result of such termination (including any costs resulting from the unwinding or termination of any hedges or contingent hedges; and the Parties acknowledge and agree that any such costs will constitute direct damages and thus are not covered by Section 11.13).

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1                                      Survival.

(a)                                  The representations, warranties, covenants and agreements set forth in this Agreement shall survive Closing and the delivery of the Asset Assignments, the Venture Assignments and any other Closing documents; provided, however, that (i) except as provided in clause (ii) below, and except for representations and warranties made in Section 4.11 with respect to Taxes, which are addressed in Article X, the representations and warranties made in Article III and Article IV and any corresponding representations and warranties made in any certificate delivered by or on behalf of Quicksilver at Closing pursuant to Section 2.12 (as well as any indemnification obligations or liabilities therefor) shall only survive until the date that is nine (9) months following the Closing Date, (ii) the representations and warranties made in Section 4.13, Section 4.18(d) or in any certificates or documents relating thereto delivered in connection with this Agreement shall terminate as of the Closing Date (and Quicksilver shall not have any indemnification obligations or liabilities therefor), (iii) except as provided in clause (i) above, the representations and warranties, if any, made by Quicksilver in any certificates or documents delivered in connection with this Agreement shall terminate as of the Closing Date (and Quicksilver shall not have any indemnification obligations or liabilities therefor), (iv) all covenants and agreements set forth in Section 6.1 (as well as any indemnification obligations or liabilities therefor) shall only survive until the date that is nine (9) months following the Closing Date, and (v) all covenants and agreements of Quicksilver contemplated to be complied with or performed prior to the Closing (as well as any indemnification obligations or liabilities therefor) shall only survive until the date that is nine (9) months following the Closing Date. The survival period set forth above for each representation, warranty, covenant or agreement is referred to herein as the “Survival Period.”

(b)                                 No Action for Damages or other relief of any kind (including an Action under Section 9.2(a) or Section 9.3(a)) arising out of or relating to any breach of representation, warranty, covenant or agreement under this Agreement or in any certificate or documents delivered in connection with this Agreement may be brought unless a written notice describing the nature of the Action, the theory of liability or the nature of the relief sought and the material factual assertions upon which the Action is based (a “Claim Notice”) is given to the other Party before the termination of the applicable Survival Period. Notwithstanding anything herein to the contrary, a claim for a breach of any representation, warranty, covenant or agreement that would otherwise terminate shall continue to survive for any Damages with respect to which a Claim Notice is given pursuant to this Agreement prior to the end of the applicable Survival Period, until such claim is finally resolved and all related Damages are paid, subject to the limitations and restrictions set forth herein, and any such Claim Notice made as to Damages that may also be recoverable from third parties or insurance pursued by BreitBurn as contemplated in Section 9.4 below shall nevertheless be valid Damages for purposes of tolling the applicable Survival Period notwithstanding the pendency of any such potential recoveries.

Section 9.2                                      Indemnification by Quicksilver.

(a)                                  General Indemnity from Quicksilver. Except as otherwise provided in Article X and subject to the further provisions hereof, if Closing occurs, then upon, from and after Closing Quicksilver shall DEFEND, INDEMNIFY AND HOLD HARMLESS BreitBurn, the Acquired Companies and their respective successors and permitted assigns and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees (other than the Business Employees and any other employee of Quicksilver relating to the QRI Assets), agents and representatives and each of their heirs, executors, successors and assigns (collectively, the “BreitBurn Indemnified Parties”), from and against and in respect of any and all Damages, which arise out of (i) any breach of any of the representations and warranties (other than those which do not survive the Closing as stated in Section 9.1(a)) made in Article III, Article IV (other than representations and warranties made in Section 4.11 with respect to Taxes, which are addressed in Article X), or any corresponding representations and warranties made in any certificate delivered by or on behalf of Quicksilver at Closing pursuant to Section 2.12, (ii) any breach of any of the covenants of Quicksilver in this Agreement, or (iii) the Retained Liabilities.

(b)                                 Limitations on Quicksilver’s Indemnity Obligations. The obligation to indemnify BreitBurn Indemnified Parties set forth in Section 9.2(a) shall be subject to each of the following limitations:

(i)                                     Quicksilver’s indemnification obligations under Section 9.2(a)(i) as to breach of a particular representation or warranty shall terminate upon expiration of the respective Survival Period, except as set forth in Section 9.1(b).

(ii)                                  Excluding the Retained Liabilities, any individual indemnification claim for Damages asserted by BreitBurn or any other BreitBurn Indemnified Parties under this Section 9.2 must equal or exceed the sum of $1,000,000 (“De Minimis BreitBurn Losses”); and any such individual indemnification claim for Damages asserted by BreitBurn or any BreitBurn Indemnified Parties that does not meet or exceed the De Minimis BreitBurn Losses shall be excluded in their entirety, and Quicksilver, shall have no liability hereunder to BreitBurn or any other BreitBurn Indemnified Parties for any such individual indemnification claim for Damages that does not meet or exceed the De Minimis BreitBurn Losses;

(iii)                               To the extent that BreitBurn or BreitBurn Indemnified Parties timely and properly assert indemnification claims for Damages which individually meet or exceed the De Minimis BreitBurn Losses (each, a “Material Claim”, and, collectively, the “Material Claims”), Quicksilver shall have no indemnification, reimbursement or payment obligations for any Damages pursuant to this Section 9.2, unless and until, and then only to the extent, the cumulative aggregate amount of all Material Claims exceed $45,000,000 (“Quicksilver’s Deductible”), after which point, Quicksilver shall only be liable for the amount by which such Material Claims exceed Quicksilver’s Deductible, subject to the further limitations set forth in Sections 9.2(b)(iv) and Section 9.2(b)(v); provided, the preceding provisions of this subsection (iii) shall not apply to Retained Liabilities.

(iv)                              The limitations described in Section 1.3 above; and

(v)                                 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT BUT SUBJECT TO SECTION 8.2(b), QUICKSILVER’S AGGREGATE LIABILITY TO BREITBURN AND ANY BREITBURN INDEMNIFIED PARTIES FOR ALL ACTIONS OR DAMAGES UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE IX OR ANY APPLICABLE PROVISIONS OF ARTICLE X, OR ANY BREACH BY QUICKSILVER OF THIS AGREEMENT, SHALL NOT EXCEED AN AMOUNT EQUAL TO (i) $145,000,000 LESS (ii) THE AGGREGATE AMOUNT OF ALL DOWNWARD ADJUSTMENTS TO THE INITIAL CONSIDERATION FOR TITLE DEFECTS AND ENVIRONMENTAL DEFECTS IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 6.12 AND 6.14 (THE “AGGREGATE INDEMNITY CAP”); AND ANY CLAIMS, ACTIONS OR DAMAGES OF ANY KIND WHATSOEVER IN EXCESS OF THE AGGREGATE INDEMNITY CAP ARE HEREBY WAIVED AND RELEASED BY BREITBURN AND ALL OTHER BREITBURN INDEMNIFIED PARTIES IN ALL RESPECTS (AND BREITBURN SHALL INDEMNIFY, DEFEND AND HOLD QUICKSILVER AND THE OTHER QUICKSILVER INDEMNIFIED

PARTIES HARMLESS FROM AND AGAINST ANY SUCH CLAIMS, ACTIONS OR DAMAGES IN EXCESS OF SUCH AGGREGATE INDEMNITY CAP), IN EACH CASE, REGARDLESS OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY KIND OF QUICKSILVER, BREITBURN, THE TRANSFERRED COMPANIES, OR ANY OTHER PARTY OR PERSON.

(c)                                  Survival; Exclusive Remedy. The indemnities provided in this Section 9.2 and Article X shall survive Closing, as contemplated in Section 9.1. Except as provided in Article X or in Section 11.13, the indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of BreitBurn and any other BreitBurn Indemnified Parties from and after Closing against Quicksilver, at Law, in equity or otherwise, relating to this Agreement (including, without limitation, any alleged breach hereof) or the transactions contemplated hereby.

(d)                                 Claim Procedure. BreitBurn shall give Quicksilver prompt written notice of any third party Action or other Damages claims which may give rise to any indemnity obligation under this Section 9.2, together with the estimated amount of such Action or Damages, and Quicksilver shall have the right to assume the defense of any such Action through counsel of its own choosing, by so notifying BreitBurn within sixty (60) days of receipt of BreitBurn’s written notice; provided, however, that Quicksilver’s counsel shall be reasonably satisfactory to BreitBurn. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If BreitBurn desires to participate in, but not control, any such defense assumed by Quicksilver, it may do so at its sole cost and expense. If Quicksilver declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such Action incurred by BreitBurn, including reasonable fees and disbursements of counsel in the event it is ultimately determined that Quicksilver is liable for such Action pursuant to the terms of this Agreement. If Quicksilver has assumed any such defense, but thereafter Quicksilver has failed to diligently maintain such defense, then BreitBurn shall give Quicksilver written notice thereof and, if Quicksilver does not take reasonable action to remedy such failure within thirty (30) days after receipt, then BreitBurn may assume such defense and Quicksilver shall continue to be liable for all reasonable costs and expenses incurred in defending such actions, provided that BreitBurn thereafter diligently maintains such defense and is commercially reasonable (given the size and nature of the claim involved) in the manner of defense and the costs and expenses incurred. Quicksilver shall not, without the written consent of a BreitBurn Indemnified Party, settle any Action or claim against such BreitBurn Indemnified Party or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the BreitBurn Indemnified Party’s liability with respect to such Action or claim (including, in the case of a settlement, an unconditional written release of the BreitBurn Indemnified Party from all further liability in respect of such Action or claim) or (ii) would result in the imposition of a consent order, injunction or decree which would materially and adversely restrict the future activity or conduct of the BreitBurn Indemnified Party, other than conduct which violates a Law.

Section 9.3                                      Indemnification by BreitBurn.

(a)                                  General Indemnity from BreitBurn; Assumed Liabilities. Upon, from and after Closing, BreitBurn shall DEFEND, INDEMNIFY AND HOLD HARMLESS Quicksilver, its respective successors and permitted assigns and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives and each of their heirs, executors, successors and assigns (collectively, the “Quicksilver Indemnified Parties”), from and against and in respect of any and all Damages arising out of (i) any breach of any of the representations and warranties made in Article V, or any corresponding representations and warranties made in any certificate delivered by or on behalf of BreitBurn at Closing pursuant to Section 2.11, (ii) any breach of any of the covenants of BreitBurn in this Agreement, (iii) any Assumed Liabilities, (iv) any Transferred Company Liabilities, (v) any of the Subject Contracts or any other contract ancillary thereto and (vi) BreitBurn’s failure to perform under any of the agreements to be entered into between BreitBurn and Quicksilver pursuant to Section 6.23(d), IN EACH CASE, REGARDLESS OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT RELATING TO QUICKSILVER’S OBLIGATIONS TO PROVIDE NOMINATION, SCHEDULING AND MARKETING SERVICES WITH RESPECT TO THE SUBJECT CONTRACTS), STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY KIND OF QUICKSILVER, BREITBURN, THE TRANSFERRED COMPANIES, OR ANY OTHER PARTY OR PERSON.

(b)                                 Environmental Indemnity and Release. Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 9.3(a), effective as of Closing, BreitBurn and its successors and assigns hereby assume, agree to be responsible for and pay on a current basis, and agree to DEFEND, INDEMNIFY, HOLD HARMLESS AND FOREVER RELEASE the Quicksilver Indemnified Parties from and against any and all Actions or Damages arising from, based upon, related to or associated with any Environmental Liabilities or other environmental matter related or attributable to the Acquired Assets, or assets or properties of any of the Transferred Companies, regardless of whether such Actions or Damages arose prior to, on or after the Effective Time, whether known or unknown, including, without limitation, the presence, disposal or release of any Hazardous Material or other material of any kind in, on or under the Acquired Assets, properties or assets of any Transferred Companies or other property (whether neighboring or otherwise) and including any liability of any Quicksilver Indemnified Party with respect to the Acquired Assets, or assets or properties of any Transferred Companies, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.), as amended, and the Clean Air Act Amendments of 1990, and all other federal, state and local Environmental Laws, IN EACH CASE, REGARDLESS OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY KIND OF QUICKSILVER,

BREITBURN, THE TRANSFERRED COMPANIES, OR ANY OTHER PARTY OR PERSON. EFFECTIVE AS OF CLOSING, BREITBURN, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, EXPRESSLY WAIVES AND RELEASES ANY AND ALL RIGHTS AND REMEDIES WHICH IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST QUICKSILVER OR ANY QUICKSILVER INDEMNIFIED PARTY REGARDING ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL LIABILITIES, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE, REGARDLESS OF THE FAULT OR NEGLIGENCE OF QUICKSILVER OR ANY QUICKSILVER INDEMNIFIED PARTY, INCLUDING STRICT OR STATUTORY LIABILITY OF QUICKSILVER OR ANY QUICKSILVER INDEMNIFIED PARTY UNDER ANY APPLICABLE LAW.

(c)                                  Claim Procedures. Quicksilver shall give BreitBurn prompt written notice of any third party Action or other Damages claims which may give rise to any indemnity obligation under this Section 9.3, together with the estimated amount of such Action or Damage, and BreitBurn shall have the right to assume the defense of any such Action through counsel of its own choosing, by so notifying Quicksilver within sixty (60) days of receipt of Quicksilver’s written notice; provided, however, that BreitBurn’s counsel shall be reasonably satisfactory to Quicksilver. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Quicksilver desires to participate in any such defense assumed by BreitBurn it may do so at its sole cost and expense. If BreitBurn declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such Action incurred by Quicksilver, including reasonable fees and disbursements of counsel in the event it is ultimately determined that BreitBurn is liable for such Action pursuant to the terms of this Agreement. If BreitBurn has assumed any such defense, but thereafter BreitBurn has failed to diligently maintain such defense, then Quicksilver shall give BreitBurn written notice thereof and, if BreitBurn does not take reasonable action to remedy such failure within thirty (30) days after receipt, then Quicksilver may assume such defense and BreitBurn shall continue to be liable for all reasonable costs and expenses incurred in defending such actions, provided that Quicksilver diligently maintains such defense and is commercially reasonable (given the size and nature of the claim involved) in the manner of defense and the costs and expenses incurred. BreitBurn shall not, without the written consent of a Quicksilver Indemnified Party, settle any Action or claim against such Quicksilver Indemnified Party or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Quicksilver Indemnified Party’s liability with respect to such Action or claim (including, in the case of a settlement, an unconditional written release of the Quicksilver Indemnified Party from all further liability in respect of such Action or claim) or (ii) would result in the imposition of a consent order, injunction or decree which would materially and adversely restrict the future activity or conduct of the Quicksilver Indemnified Party, other than conduct which violates a Law.

Section 9.4                                      Other Indemnification Matters and Limitations.

(a)                                  The amount of any Damages for which indemnification is provided under this Article IX shall be computed net of any (i) insurance or other proceeds received by the indemnified party in connection with such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the indemnified party or its

Affiliates), (ii) any Tax credits or other Tax benefits received by the indemnified party in connection with such Damages.

(b)                                 Each indemnified party agrees that it shall pursue in good faith claims under any applicable insurance policies (excluding any insurance policy issued or underwritten by the indemnified person or its Affiliates) and against other third parties (other than its Affiliates) who may be responsible for Damages.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that the indemnification provisions set forth in this Agreement shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the adjustments set forth in Article II.

Section 9.5                                      Materiality Exclusion. Notwithstanding anything to the contrary contained in this Agreement, for the purposes of determining if after the Closing there has been a breach of any representation or warranty hereunder and the amount of the Damages in respect thereof, the representations and warranties shall, for purposes of this Article IX, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty.

ARTICLE X
TAX MATTERS

Section 10.1                                Preparation and Filing of Tax Returns.

(a)                                  To the extent permitted by Law or administrative practice the taxable year of each Acquired Company (which, for purposes of this Article X, includes Terra Pipeline Company) that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

(b)                                 For purposes of determining the Taxes attributable to a Pre-Closing Tax Period:  (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the taxable period ended on and included the Closing Date and (ii) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(c)                                  Except as provided in Section 10.3 and Section 10.7, as between BreitBurn and its Affiliates and Quicksilver and its Affiliates, Quicksilver and its Affiliates shall be responsible and indemnify BreitBurn for the payment of (i) 100% of any and all Taxes due from or with respect to the Acquired Companies for any Pre-Closing Tax Period, including any Tax liability that arises as a result of the Conversions, under Treasury Regulation section 1.1502-6 or any analogous state, local or foreign law or regulation, or pursuant to a Tax sharing or indemnification agreement or arrangement, (ii) any Taxes attributable to the transfer of the

Interests by Quicksilver to BreitBurn pursuant to this Agreement, (iii) any liability for Taxes imposed on BreitBurn, its Affiliates (including the Acquired Companies), or the direct or indirect owners of their respective equity interests as a result of a breach of the representations set forth in Section 4.11, (iv) 5.5385% of any and all Taxes due from WCGP for any Pre-Closing Tax Period, and (v) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any liabilities described in (i), (ii), (iii) or (iv), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of such liabilities, in each case incurred or suffered by BreitBurn, any of its Affiliates (including the Acquired Companies) after the Closing Date.

(d)                                 Quicksilver shall ensure that (i) all items of income, gain, loss, deduction and credit (“Tax Items”) of the Acquired Companies that are required to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Quicksilver Group are so included therein, (ii) any such Tax Returns that include Tax Items of the Acquired Companies are timely filed with the appropriate Taxing Authorities, and (iv) all such Taxes owed with respect to such Tax Items (whether or not shown on any such Tax Return) are timely paid.

(e)                                  For all Tax Returns of each of the Acquired Companies covering periods ending on or prior to the Closing Date that are filed after the Closing Date and are not described in paragraph (d) above, BreitBurn shall cause such Tax Returns to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law. BreitBurn shall cause to be included in each such Tax Return all Tax Items required to be included therein, and shall furnish a copy of each such Tax Return to Quicksilver at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, along with a statement setting forth (i) for the Acquired Companies, the amount of the Taxes shown to be due on such Tax Return and (ii) for WCGP, 5.5385% of the amount of the Taxes shown to be due on such Tax Return. BreitBurn shall permit Quicksilver to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as reasonably requested by Quicksilver not later than three (3) days prior to the due date (including extensions) of such Tax Return. Quicksilver shall deliver to BreitBurn the amount shown on such statement no later than three days prior to the due date (including extensions) for filing such Tax Return but only to the extent that such amount has not been given effect in the calculations of the Initial Consideration adjustment set forth in Section 2.1(b). BreitBurn shall timely file or cause the Acquired Companies to timely file such Tax Returns and pay all Taxes due with respect to such Tax Returns. Quicksilver shall be entitled to any refund of Taxes due with respect to any Pre-Closing Period, and BreitBurn shall pay over to Quicksilver any such refund, within fifteen (15) days after receipt thereof net of any Taxes or costs resulting from the receipt of such refund. Tax items of each of the Acquired Companies shall be apportioned for all income Tax purposes by closing the books of each of the Acquired Companies at the end of the Closing Date.

(f)                                    With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to a Acquired Company, BreitBurn shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law, shall cause to be included in such Tax Return all Tax Items required to be included therein, and at least fifteen (15) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Quicksilver along with a statement setting forth the amount of Taxes attributable to the Pre-Closing Tax Period. BreitBurn shall permit Quicksilver to review and comment on such Tax Returns and make such revisions to such Tax Returns as reasonably requested by Quicksilver not later than three (3) days prior to the due date (including extensions) of such Tax Return. No later than three days prior to the due date (including extensions) of (i) any such Tax Return for the Acquired Companies, Quicksilver shall deliver to BreitBurn the amount, if any, of the unpaid Taxes attributable to the Pre-Closing Tax Period and (ii) any such Tax Return for WCGP, Quicksilver shall deliver to BreitBurn 5.5385% of the amount, if any, of the unpaid Taxes attributable to the Pre-Closing Period, in each case, only to the extent that such amount has not been given effect in the calculations of the adjustment set forth in Section 2.1(b). BreitBurn shall timely file or cause the Acquired Companies to timely file such Tax Returns and pay all Taxes due with respect to such Tax Return. Any Tax refunds that are received by BreitBurn or the Acquired Companies that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Quicksilver, and BreitBurn shall pay over to Quicksilver any such refund, or appropriate portion thereof, net of any Taxes or costs resulting from the receipt of such refund, within 15 days after receipt thereof.

(g)                                 Except as may be required by Law, no amended Tax Return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to a Acquired Company, for any Pre-Closing Tax Period without the consent of Quicksilver, which may be withheld in Quicksilver’s reasonable discretion.

(h)                                 BreitBurn and Quicksilver agree to provide such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any Action or other examination by any Taxing Authority or any Action relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.1 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential.

(i)                                     BreitBurn and Quicksilver will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of the Acquired Companies or to any claims, audits or other proceeding affecting the Acquired Companies until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

Section 10.2                                Tax Treatment of Payments. Except as required by Law, the Parties shall treat any indemnification payment or adjustment to the Initial Consideration made pursuant to this Agreement as an adjustment to the Final Consideration for Tax purposes.

Section 10.3                                Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement, the contribution of the Interests and the transactions contemplated hereby shall be borne solely by BreitBurn. The Party with primary responsibility under applicable Law shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, goods and services, registration, stamp duty, gross receipts, excise, transfer and conveyance and other similar Taxes, duties, fees or charges (including all applicable real estate transfer taxes), together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.

Section 10.4                                Allocation of Consideration. The Initial Consideration, as adjusted by the other provisions of Article II or Section 6.12 or 6.13 and any indemnification payments, plus the amount of the Acquired Company Liabilities (the “Total Consideration”), shall be allocated among the QRI Assets and the assets and properties of the Acquired Companies (collectively with the QRI Assets, the “Contributed Assets”) in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Consideration Allocation”). BreitBurn and Quicksilver agree that the unadjusted Total Consideration shall be allocated among the Contributed Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations, as set forth in Exhibit D of this Agreement (individually, a “Tax Allocated Value”, and collectively, the “Tax Allocated Values”). Prior to Closing, the Parties shall prepare a mutually agreed schedule setting forth any necessary adjustments to the Tax Allocated Values, based upon the Closing Date Consideration (the “Closing Consideration Allocation Schedule”). Any post-Closing adjustments with respect to the consideration for the Contributed Assets shall be treated as adjustments to the Consideration Allocation, which shall be made in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Quicksilver and BreitBurn shall report the transactions contemplated by this Agreement in a manner consistent with the Consideration Allocation, such as reporting of asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation, Internal Revenue Service Form 8594. Quicksilver and BreitBurn shall not take any position in any Tax Return, Tax proceeding or Tax audit that is inconsistent with the Consideration Allocation, except as required by Law; provided, however, that neither BreitBurn nor Quicksilver shall be unreasonably impeded in its ability to settle any Tax audit or other Action related to Taxes.

Section 10.5                                Tax Treatment of Transaction. Before the Closing Date, each of Terra, GTG, Mercury and Terra Pipeline Company will merge into a newly-formed, single-member limited liability company (collectively, the “Conversions”), with the result that each of the Acquired Companies will be disregarded as an entity separate from Quicksilver for United States federal Tax purposes (and state, local, and foreign Tax purposes where applicable). Accordingly, as a result of each of the Acquired Companies being disregarded as an entity separate from Quicksilver and BreitBurn being disregarded as an entity separate from BreitBurn Parent for United States federal Tax purposes (and state, local, and foreign Tax purposes where applicable), the Parties intend for the transfer of the QRI Assets and the equity interests in the Acquired Companies by Quicksilver to BreitBurn pursuant to this Agreement to be treated for United States federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) as the contribution by Quicksilver to BreitBurn Parent of the Contributed Assets, subject to the Acquired Company Liabilities, in exchange for the Cash Consideration and the Equity Consideration (the “Tax Construct”). The Parties acknowledge and agree that the Tax Construct will be treated in part as a sale for purposes of Section 707 of the Code, and for purposes of determining the portion of the Total Consideration treated as sale consideration and the portion of the Contributed Assets treated as being sold for purposes of Section 707 of the Code, the Parties agree to treat and report for United States federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) a portion of the Cash Consideration as a reimbursement of “capital expenditures,” within the meaning of Treasury Regulations section 1.707-4(d), to the extent Quicksilver provides documentation adequate to support such treatment.

Section 10.6                                BreitBurn’s Tax Indemnity. Notwithstanding any provision of this Agreement to the contrary, including any provision in Section 10.1(c) and Article IX, as between Quicksilver and its Affiliates and BreitBurn and its Affiliates, BreitBurn and its Affiliates shall be responsible and indemnify Quicksilver for (i) any liability for Taxes imposed on and losses suffered by Quicksilver and its Affiliates as a result of a breach of the representations set forth in Section 5.12, and (ii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax or loss described in clause (i), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of such Tax, in each case incurred or suffered by Quicksilver or any of its Affiliates after the Closing Date.

Section 10.7                                Tax Sharing Agreements. All Tax sharing or similar Contracts with respect to or involving any of the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, none of such companies shall be bound thereby or have any liability thereunder (whether relating to any pre-Closing or post-Closing period).

Section 10.8                                Conflict. In the event of a conflict between the provisions of this Article X and any other provisions of this Agreement, this Article X shall control.

Section 10.9                                Procedures Relating to Indemnification of Tax Claims.

(a)                                  If a claim shall be made by any Taxing Authority, for which Quicksilver is or may be liable pursuant to this Agreement, BreitBurn shall notify Quicksilver in writing within ten (10) Business Days of receipt by BreitBurn of notice of such claim (a “Tax Claim”). Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual material prejudice.

(b)                                 With respect to any Tax Claim, Quicksilver, at Quicksilver’s expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and BreitBurn shall execute or cause to be executed powers of attorney or other documents necessary to enable Quicksilver to take all actions that do not materially adversely affect BreitBurn or its Affiliates, or the Acquired Companies, or the direct or indirect owners of their respective equity interests. Quicksilver shall permit BreitBurn to participate in (but not control) such proceedings through counsel chosen by BreitBurn (but the fees and expenses of such counsel shall be paid by BreitBurn). Quicksilver may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Quicksilver with respect to such Tax Claim, provided such actions do not materially adversely affect BreitBurn or its Affiliates, the Acquired Companies, or the direct or indirect owners of their respective equity interests. Notwithstanding the foregoing, Quicksilver and BreitBurn shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date, and shall jointly bear and pay costs and expenses related to such proceedings. No party shall settle a Tax Claim relating solely to Taxes of the Acquired Companies or WCGP for a Pre-Closing Tax Period or a taxable period beginning before the Closing Date and ending after the Closing Date without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 10.10                          Like Kind Exchange. Any Party may elect to structure the assignment and conveyance of the portion of the QRI Assets for which the Cash Consideration is treated as having been paid as part of a like-kind exchange under Section 1031 of the Code. The parties agree to cooperate with one another with respect to the like-kind exchange and to execute all documents, conveyances and other instruments necessary to effectuate an exchange. The Party requesting a like-kind exchange shall bear all costs and expenses and liability associated therewith.

Section 10.11                          Consents. If either Saginaw or TWPP does not currently have in effect a Section 754 Election, Quicksilver shall use commercially reasonable efforts to obtain any required consents from the partners of Saginaw and TWPP, as applicable, to authorize Saginaw and TWPP to make a Section 754 Election that will be effective on the Closing Date (the “Section 754 Consents”); provided that Quicksilver shall not be obligated to pay any consideration or waive or release any right or privilege as part of such efforts.

Section 10.12                          Survival. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, agreements and indemnities relating to Taxes contained in this Agreement (and any certificates or documents relating thereto delivered in connection with this Agreement) shall survive the Closing and shall not terminate until the date that is sixty (60) days after the expiration of the applicable statute of limitations, including extensions thereof, with respect to such Tax matter.

ARTICLE XI
MISCELLANEOUS

Section 11.1                                Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when sent by facsimile and received, or when delivered by United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to BreitBurn:

BreitBurn Operating L.P.

515 S. Flower Street, Ste. 4800

Los Angeles, CA 90071

Attention:  Halbert S. Washburn, Co-CEO

Facsimile:  213-225-5916

and

BreitBurn Operating L.P.

515 S. Flower Street, Ste. 4800

Los Angeles, CA 90071

Attention:  Gregory C. Brown, Executive Vice-President and General Counsel

Facsimile:  213-225-5916

with a copy (which shall not itself constitute notice) to:

Vinson & Elkins LLP
First City Tower
1001 Fannin Street, Suite 2300
Houston, TX  77002-6760
Attention:  Rell Tipton
Facsimile:  713-615-5553

If to Quicksilver:

Quicksilver Resources Inc.
777 West Rosedale St.
Fort Worth, TX  76104
Attention:  John C. Cirone, Senior Vice President and General Counsel
Facsimile:  817-665-5021

with a copy (which shall not itself constitute notice) to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX  77010
Attention:  Deborah A. Gitomer
Facsimile:  713-651-5246

or to such other address as any such Party shall designate by written notice to the other Party.

Section 11.2                                Expenses. Quicksilver and BreitBurn shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, provided, however, that BreitBurn shall pay all Transfer Taxes, as provided under Section 10.3, and BreitBurn shall be solely responsible for any filing fees under the Hart-Scott Act, as provided in Section 6.2(b).

Section 11.3                                Non-Assignability. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party without the express prior written consent of the other Party, in its sole discretion, and any attempted assignment, without such consent, shall be null and void. In no event shall any assignment or transfer hereunder serve to release or discharge the assigning Party from any of its duties and obligations hereunder, unless expressly released, in writing, by the non-assigning Party. Notwithstanding the foregoing, BreitBurn may designate one or more of its Affiliates as the party to whom title to all or any part of the Interests will be conveyed, assigned and transferred at the Closing; provided, however, such designation and the transfer of title to such designee shall not serve to release or discharge BreitBurn from any of its duties and obligations hereunder.

Section 11.4                                Amendment; Waiver. Except as otherwise provided in Section 6.9, this Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.5                                No Third Party Beneficiaries. Except to the extent a third party is expressly given rights herein, including in Article IX, this Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a Party (or a successor and assign permitted herein) any rights or remedies hereunder. Each BreitBurn Indemnified Party and each Quicksilver Indemnified Party is a third party beneficiary to the extent of the indemnity, defense and hold harmless obligations owed to such Person under Article IX; provided, however, that any claim to be indemnified, defended or held harmless hereunder on behalf of a BreitBurn Indemnified Party or a Quicksilver Indemnified Party must be made and administered by a Party to this Agreement or its successors or permitted assigns. Quicksilver shall not have any direct liability or obligation to any Quicksilver Indemnified Party under this Agreement or be liable to any Quicksilver Indemnified Party for any election or non-election or any act or failure to act under or in regard to any term of this Agreement, and BreitBurn shall not have any direct liability or obligation to any BreitBurn Indemnified Party under this Agreement or be liable to any BreitBurn Indemnified Party for any election or non-election or any act or failure to act under or in regard to any term of this Agreement.

Section 11.6                                Governing Law. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas (excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction), other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located.

Section 11.7                                Consent to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division, located in Dallas, Texas, or if such court does not have jurisdiction, then any Texas State or Federal Court sitting in the State of Texas, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any Action in Texas with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the for the Northern District of Texas, Dallas Division, located in Dallas, Texas, or if such court does not have jurisdiction, then any Texas State or Federal Court sitting in the State of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

Section 11.8                                Entire Agreement. This Agreement and the schedules and exhibits hereto and the Confidentiality Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersede and replace all prior agreements between the Parties related to the subject matter hereof, whether oral or written.

Section 11.9                                Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 11.10                          Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 11.11                          Further Assurances. Upon request from time to time, Quicksilver and BreitBurn shall execute and/or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

Section 11.12                          Schedules and Exhibits. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any Disclosure Schedule, any information disclosed in any Disclosure Schedule, to the extent that a reasonable Person would consider such information to have been disclosed as an exception to a representation or warranty clearly enough so as to be responsive in respect of another representation and warranty for which such information was not disclosed separately, shall be deemed to be disclosed with respect hereto. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to be an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made or that it is material, and such information shall not be deemed to establish a standard of materiality.

Section 11.13                          Specific Performance; Limitation on Damages. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. IN NO EVENT, HOWEVER, SHALL ANY PARTY AND/OR ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES CLAIMED BY A PARTY HERETO OR ANY BREITBURN INDEMNIFIED PARTIES OR QUICKSILVER INDEMNIFIED PARTIES ARISING FROM OR RELATING TO (A) ANY ACTIONS FOR INDEMNIFICATION UNDER ARTICLE IX OR ARTICLE X, (B) ANY ACTIONS RELATING TO ANY BREACH BY A PARTY IN THE EVENT OF A TERMINATION OF THIS AGREEMENT PURSUANT TO ARTICLE VIII, OR (C) ANY OTHER BREACH OR ALLEGED BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BAR RECOVERY BY ONE PARTY AGAINST ANOTHER PARTY FOR INDEMNIFIED DAMAGES HEREUNDER TO THE EXTENT SUCH DAMAGES ARE OWED BY THE CLAIMING PARTY TO AN UNAFFILIATED THIRD PARTY (WHICH SHALL NOT INCLUDE ANY BREITBURN INDEMNIFIED PARTIES, QUICKSILVER INDEMNIFIED PARTIES, ANY OF THEIR RESPECTIVE AFFILIATES, AND ANY OF THE TRANSFERRED COMPANIES).

Section 11.14                          Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.15                          Time. Time is of the essence in the performance of this Agreement in all respects.

Section 11.16                          No Further Representations; Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE INTERESTS ARE BEING SOLD AND TRANSFERRED “AS IS, WHERE IS,” AND QUICKSILVER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH INTERESTS, THE ACQUIRED ASSETS, THE ACQUIRED COMPANIES OR WCGP, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. IN ADDITION, WITHOUT LIMITING THE GENERALITY OF THE PRIOR SENTENCE, QUICKSILVER MAKES NO, AND

EXPRESSLY HEREIN ALSO DISCLAIMS, ANY REPRESENTATION OR WARRANTY REGARDING THE FUTURE FINANCIAL PERFORMANCE OF THE ACQUIRED ASSETS, THE ACQUIRED COMPANIES OR WCGP OR THEIR RESPECTIVE ASSETS, AND QUICKSILVER ALSO EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING ANY BUSINESS OR FINANCIAL PROJECTIONS MADE AVAILABLE TO BREITBURN REGARDING THE ACQUIRED ASSETS, THE ACQUIRED COMPANIES OR WCGP, THE BUSINESS OR THE INTERESTS. NONE OF QUICKSILVER OR ITS REPRESENTATIVES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BREITBURN RESULTING FROM THE DISTRIBUTION TO BREITBURN, OR BREITBURN’S USE OF, ANY INFORMATION WITH RESPECT TO THE BUSINESS AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BREITBURN IN MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.17                          Confidentiality. At the Closing Quicksilver and BreitBurn shall take (or cause to be taken) such actions as are necessary to terminate the Confidentiality Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

QUICKSILVER RESOURCES INC.,
a Delaware corporation

By:
Glenn Darden
President and Chief Executive Officer

BREITBURN OPERATING L.P.,
a Delaware limited partnership

By:	BreitBurn Operating GP, LLC,
a Delaware limited liability company,
its General Partner

By:
Name:
Title:

Signature Page to Contribution Agreement